Exhibit 2.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

SALESFORCE.COM CANADA CORPORATION

SALESFORCE.COM, INC.

RADIAN6 TECHNOLOGIES INC.

THE SHAREHOLDERS OF RADIAN6 TECHNOLOGIES INC.

AND WITH RESPECT TO ARTICLES I, VI, VIII, IX AND X ONLY

SUMMERHILL VENTURE PARTNERS INC.

AS SHAREHOLDER REPRESENTATIVE

Dated as of March 30, 2011

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(continued)

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(continued)

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(continued)

		Page

10.4	Counterparts	98
10.5	Entire Agreement; Assignment	98
10.6	Severability	98
10.7	Other Remedies	99
10.8	Governing Law; Exclusive Jurisdiction	99
10.9	Rules of Construction	99

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Intervention by Persons who acquired Company Shares
Exhibit C	Form of Non-Competition and Non-Solicitation Agreement
Exhibit D	Form of Director and Officer Resignation and Release Letter
Exhibit E	Form of Legal Opinion of Counsel of the Company

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted exhibit.

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THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 30, 2011 by and among SALESFORCE.COM INC., a Delaware corporation (“Parent”), SALESFORCE.COM CANADA CORPORATION, a New Brunswick corporation and a wholly-owned subsidiary of Parent (“Sub”), RADIAN6 TECHNOLOGIES INC., a New Brunswick corporation (the “Company”), and each of the shareholders of the Company as listed in Section 2.2(a) of the Disclosure Schedule, and with respect to Article I, Article VI, Article VIII, Article IX and Article X hereof only, SUMMERHILL VENTURE PARTNERS INC. as shareholder representative (the “Shareholder Representative”).

RECITALS

A. The Shareholders beneficially own and control all of the issued and outstanding shares of the Company.

B. The Shareholders have agreed to sell to Sub and Sub has agreed to purchase from the Shareholders all of the issued and outstanding shares of the Company, on the terms and subject to the conditions set out in this Agreement.

C. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each of the employees listed on Schedule 1.2(a)(i) hereof (other than the Founders) shall execute an offer letter (the “Key Employee Offer Letters”), with Sub, and (ii) each of the Founders shall execute an offer letter with Sub (collectively, the “Founder Offer Letters”), which Key Employee Offer Letters and Founder Offer Letters will be effective as at the Effective Time.

D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, the individuals listed on Section 7.2(k) of the Disclosure Schedule shall enter into the Non-competition and Non-solicitation Agreements with Parent in the form of Exhibit C.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Action by Sub and Shareholders. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the completion of the sale to and purchase by Sub of the Company Shares under this Agreement (the “Closing”) will take place on May 4, 2011, subject to satisfaction or waiver of the conditions set forth in Article VII, at the offices of McCarthy

Tétrault LLP in Toronto, Ontario unless another time or place is mutually agreed upon in writing by Parent and the Shareholder Representative. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

1.2 Purchase and Sale of Company Shares

(a) Definitions. For all purposes of this Agreement and in addition to those terms defined in the recitals and body text of this Agreement, which shall apply throughout the Agreement, the following terms shall have the following respective meanings:

“Adjusted Share Consideration” shall mean an amount equal to the Total Share Consideration, less (x) the amount of the Unvested Option Consideration and less (y) the amount of the Vested Option Consideration.

“Adverse Disclosure” shall mean public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors of Parent, after consultation with outside securities counsel, (i) would be required to be made or incorporated by reference in the S-3 Registration Statement so that the S-3 Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing of such S-3 Registration Statement, and (iii) would be significantly harmful to Parent or its stockholders or Parent’s ability to effect a proposed transaction.

“Aged Accounts Receivable” means all accounts receivable of the Company and its Subsidiary that remain outstanding as at the Closing Date that have been outstanding for 90 or more days since their respective invoice dates, as shown on a schedule delivered to Parent by Company at least three Business Days prior to the Closing Date.

“Aggregate Parent Stock Consideration” shall mean that number of shares of Parent Common Stock obtained by dividing (x) an amount equal to 20% of the Adjusted Share Consideration by (y) the Parent Trading Price.

“Balance Sheet Adjustment Amount” shall mean the amount, if any, by which (x) the Company’s total current assets (excluding unrestricted cash and cash equivalents), as reflected on the Closing Date Balance Sheet, minus (y) the absolute value of the Company’s total current liabilities (excluding deferred revenue), as reflected on the Closing Date Balance Sheet, in each case calculated in accordance with GAAP, consistently applied, is less than the Balance Sheet Target. If (x) minus (y) is greater than or equal to the Balance Sheet Target, the Balance Sheet Adjustment Amount shall be equal to zero. For purposes of this calculation, Estimated Third Party Expenses shall not be considered as part of total current liabilities.

“Balance Sheet Target” shall mean an amount equal to $3,500,000.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Fredericton, New Brunswick are authorized or obligated by law or executive order to close.

“Cash Amount” shall mean the lesser of (i) the amount of unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Balance Sheet, and (ii) $13,000,000.

“Closing Date Balance Sheet” shall mean the estimated consolidated balance sheet of the Company and its Subsidiary delivered to Parent at least three Business Days prior to the Closing Date and certified as true and correct by the Company’s Chief Executive Officer as of the Closing Date, that: (i) has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes that may be required by GAAP) consistently applied on a basis consistent with the Financials, (ii) reflects the write-off of all Aged Accounts Receivable, and (iii) fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company and its Subsidiary as of the Closing Date, after giving effect to the Closing (except that the Closing Date Balance Sheet shall not include any adjustments necessitated by Parent’s application of purchase accounting for the Transaction).

“Closing Date Balance Sheet Indebtedness” shall mean the principal and accrued and unpaid interest on all outstanding indebtedness for borrowed money, amounts payable pursuant to capital leases of the Company and its Subsidiaries or guarantees of indebtedness of the Company and its Subsidiaries as reflected on the Closing Date Balance Sheet, including any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness following the Effective Time.

“Company Common Shares” shall mean the common shares in the capital of the Company.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole with its Subsidiaries, provided, however, that in no event shall any Effect to the extent resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect: (i) any change in economic conditions in the United States or global economy or capital or financial markets generally that does not disproportionately affect the Company, (ii) any change in economic conditions generally affecting industries in which the Company conducts business that does not disproportionately affect the Company, (iii) any change in GAAP or (iv) the announcement or pendency of the Transaction.

“Company Non-Voting Common Shares” shall mean the non-voting common shares in the capital of the Company.

“Company Options” shall mean all issued and outstanding options (including options granted prior to Closing in accordance with Section 5.1(c) hereof) granted pursuant to the Plan to purchase or otherwise acquire Company Non-Voting Common Shares (whether or not vested) held by any Person.

“Company Preferred Shares” shall mean the Class A Preferred Shares and Class B Preferred Shares in the capital of the Company.

“Company Shares” shall mean the Company Common Shares and the Company Preferred Shares, collectively. In the event that any Company Non-Voting Shares are issued and outstanding following the date hereof, “Company Shares” shall be deemed to include Company Non-Voting Shares for all purposes hereunder.

“Contract” shall mean any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“CRA” means the Canada Revenue Agency.

“Customer Contracts” shall mean any and all Contracts with customers of the Company or the Subsidiary.

“Effective Time” shall mean 5:01 p.m., New Brunswick time, or such other time as Parent and the Shareholder Representative mutually designate, on the Closing Date.

“Environmental Laws” shall mean any Legal Requirements relating in whole or in part to the environment or its protection, including those pertaining to occupational health and safety.

“Escrow Agent” shall mean US Bank National Association, or another institution acceptable to Parent and the Shareholder Representative.

“Escrow Agreement” shall mean the escrow agreement to be entered into on the Closing between the Parent, Sub, Escrow Agent and Shareholder Representative which shall be substantially in the form of the escrow agreement attached hereto as Exhibit A.

“Escrow Amount” shall mean an amount equal to $35,000,000.

“Estimated Third Party Expenses” shall mean the amount of unpaid Third Party Expenses incurred prior to or at the Closing or anticipated to be incurred or payable by the Company after the Closing on the basis of actions taken or instructions given by the Company prior to Closing (and excluding, for greater certainty, Third Party Expenses paid prior to or at Closing, provided that such Third Party Expenses do not appear on the Closing Date Balance Sheet) as estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

“Expense Amount” shall mean an amount equal to $250,000.

“Founders” shall mean each of Marcel Lebrun, Chris Newton, David Alston and Chris Ramsey, and “Founder” shall mean anyone of them.

“GAAP” shall mean (i) for periods ended on or before December 31, 2010, generally accepted accounting principles and (ii) for all other periods, accounting standards for private enterprise; each as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants.

“Hazardous Substances” shall means any (i) asbestos, asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls, radioactive materials, petroleum and its derivatives and by-products and other hydrocarbons, and (ii) any chemical substance or material that is prohibited, controlled or regulated pursuant to Environmental Laws including pollutants, contaminants, dangerous goods or substances, toxic or Hazardous Substances or materials, wastes and deleterious substances, all as defined in or pursuant to any Environmental Laws.

“Indebtedness Adjustment Amount” shall mean a positive amount equal to the Closing Date Balance Sheet Indebtedness minus $2,000,000. The Indebtedness Adjustment Amount shall be deemed to be nil if the Closing Date Balance Sheet Indebtedness minus $2,000,000 is less than zero.

“Indemnified Parties” shall mean the Parent Indemnified Parties, as defined in Section 8.2(a) hereof, or the Shareholder Indemnified Parties, as defined in Section 8.4(a) hereof and “Indemnified Party” shall mean anyone of them.

“Indemnifying Party” shall mean a Party from whom indemnification is sought pursuant to Article VIII hereof.

“ITA” means the Income Tax Act (Canada), as the same may be amended from time to time.

“Key Employees” shall mean the employees of the Company and any of its Subsidiaries listed in Schedule 1.2(a)(i) hereto.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the actual knowledge of any member of the Knowledge Group¸ in each case after reasonable inquiry of such individuals of the Company who would be expected to have knowledge of the relevant matter, and (ii) with respect to any individual Shareholder, the actual knowledge of such Shareholder, and with respect to any other Shareholder, the actual knowledge of the directors and officers (or persons having similar functions) of such Shareholder after reasonable inquiry of such individuals of the Shareholder who would be expected to have knowledge of the relevant matter.

“Knowledge Group” means the employees of the Company listed on Section 1.2(a)(i) of the Disclosure Schedule and any other managers of the Company holding the position of executive vice president or higher.

“Legal Requirements” shall mean any applicable federal, provincial, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance on title of any sort.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by the Company and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted on or prior to the date that is 2 Business Days prior to the date of this Agreement.

“Material Customers” shall mean the top 80 customers of either the Company based on monthly recurring revenues during the last calendar year and the first three months of the current calendar year.

“Option Exchange Ratio” shall mean the quotient obtained by dividing (x) the Purchase Price Per Share by (y) the weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the three consecutive trading days ending on the date immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), rounded to the nearest 0.00001 (with amounts 0.000005 and above rounded up).

“Other Employees” shall mean the employees and contractors of the Company and any of its Subsidiaries as of immediately prior to the Effective Time who received an offer of employment from Parent or a subsidiary of Parent, other than the Key Employees and the Founders.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to the terms of Section 1.2(e)(i) hereof in connection with the assumption of a Company Option.

“Parent Trading Price” shall mean the weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the twenty consecutive trading days (but with such period shortened as necessary so as not to exceed thirty calendar days) ending on the date immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Participating Optionholder” shall mean a holder of Company Options that are vested at the Effective Time.

“Per Share Cash Consideration” shall mean the quotient obtained by dividing (x) the amount equal to (A) 80% of the Adjusted Share Consideration minus (B) the Preferred Share Preference, by (y) the total number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Per Share Parent Stock Consideration” shall mean the number of shares of Parent Common Stock obtained by dividing (x) the Aggregate Parent Stock Consideration by (y) the total number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s Third Amended and Restated Stock Option Plan dated December 21, 2009.

“Preferred Share” shall mean a Class A Preferred share or Class B Preferred Share in the capital of the Company.

“Preferred Share Preference” means the amount of the liquidation preference payable on the Preferred Shares in connection with the Closing of the Transaction, the whole in accordance with the Charter Documents (as defined in Section 2.1(a)).

“Preferred Share Preference Per Share” means $1.00 in the case of a Class A Preferred Share in the capital of the Company and $1.63743 in the case of a Class B Preferred Share in the capital of the Company.

“Pro Rata Portion” shall mean, with respect to each Shareholder or Participating Optionholder, as applicable, an amount equal to the quotient obtained by dividing (x) the sum of the amounts receivable for all Company Shares held by such Shareholder (including amounts contributed to the Special Escrow Fund and the Escrow Fund which are withheld from payment to such Shareholder in accordance with the terms hereof) on account of the (A) applicable Preferred Share Preference Per Share (if any), (B) Per Share Cash Consideration and (C) Per Share Parent Stock Consideration multiplied by the Parent Trading Price receivable by such Shareholder in connection with the Transaction, and/or the total Vested Option Consideration receivable by such Participating Optionholder in connection with the Transaction (including amounts contributed to the Special Escrow Fund and the Escrow Fund which are withheld from payment to such Optionholder in accordance with the terms hereof), as applicable, by (y) the sum of the Adjusted Share Consideration plus the Vested Option Consideration payable to all Shareholders and Participating Optionholders in connection with the Transaction.

“Purchase Price Per Share” shall mean an amount equal to (x) the Adjusted Share Consideration less the Preferred Share Preference divided by (y) the total number of Company Shares issued and outstanding immediately prior to the Effective Time.

“Quiet Period Trading Price” shall mean the weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the 10 consecutive trading days prior to the S-3 Filing date, provided that such ten day period commences not earlier than the fifth trading day before the Earnings Announcement Date(as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Related Agreements” shall mean the Non-Competition and Non-Solicitation Agreements, the Key Employee Offer Letters, the Founder Offer Letters and all other agreements and certificates entered into, as applicable, by the Company and/or the Shareholders in connection with the transactions contemplated herein.

“S-3 Pro Rata Portion” shall mean, with respect to each Shareholder (other than Founders and any other Shareholder who was subject to the Blackout Policy applicable in respect of the earnings announced on the Earnings Announcement Date), an amount equal to the quotient obtained by dividing (x) the number of shares of Parent Common Stock issued to such Shareholder at Closing by (y) the total number of shares of Parent Common Stock issued to all Shareholders at Closing (other than Founders and any other Shareholder who was subject to the Blackout Policy applicable in respect of the earnings announced on the Earnings Announcement Date).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shareholders” shall mean the holders of the Company Shares.

“Special Escrow Amount” shall mean an amount equal to $7,000,000.

“Subsidiary” shall mean Radian 6 Technologies UK Limited (formerly “6 Consulting Limited”).

“Subsidiary Acquisition Agreement” shall mean the share purchase agreement by and between the Company, the Subsidiary and the shareholders of the Subsidiary dated as of March 11, 2011, whereby the Company acquired all the issued and outstanding securities of the Subsidiary.

“Taxes” means all federal, state, provincial, territorial, county, municipal, local or foreign taxes, duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Governmental Entity including, (i) any gross income, net income, gross receipts, business, royalty, capital, capital gains, goods and services, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, environmental, payroll, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation, or premium tax, (ii)

all withholdings on amounts paid to or by the relevant person, (iii) all federal, provincial and foreign employment insurance premiums, and any other pension plan contributions or premiums, (iv) any fine, penalty, interest, or addition to tax, and (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Returns” means all returns, reports, declarations, statements, bills, schedules, forms or written information of, or in respect of, Taxes that are, or are required to be, filed with or supplied to any Governmental Entity.

“Third Party Expense Adjustment Amount” shall mean an amount equal to the Estimated Third Party Expenses as reflected in the Statement of Expenses.

“Total Share Consideration” shall mean an amount equal to (x) $350,000,000 plus (y) the sum of (A) the Cash Amount, plus (B) the aggregate exercise price of all the outstanding Company Options that are vested and in-the-money immediately prior to the Effective Time as set forth in the Spreadsheet, plus (C) one half of the Unvested Option Consideration, less (z) the sum of (A) the Balance Sheet Adjustment Amount plus (B) the Third Party Expense Adjustment Amount plus (C) the Indebtedness Adjustment Amount plus (D) the aggregate amount of any duties, levies, administrative fees or Taxes payable by the Company in connection with the completion of the Transaction on the basis of actions taken or instructions given by the Company prior to Closing, including pursuant to the payment of any amounts or the issuance of any securities hereunder to the extent not reflected in (A), (B) or (C) above or to the extent not reflected in the Closing Date Balance Sheet.

“Transaction” shall mean the purchase and sale of the Company Shares, the treatment of the Company Options and the other transactions contemplated by this Agreement.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the transactions contemplated by this Agreement.

“Unvested Option Consideration” shall mean an amount equal to (x) the Purchase Price Per Share multiplied by the number of Company Non-Voting Common Shares underlying all Company Options that are outstanding, unvested, unaccelerated in accordance with their terms in connection with the Transaction, and in-the-money immediately prior to the Effective Time minus (y) the aggregate exercise price of all such outstanding unvested in-the-money Company Options, as set forth in the Spreadsheet.

“U.S. Person” shall have the meaning given to such term by Rule 902 under Regulation S promulgated under the Securities Act.

“Vested Option Consideration” shall mean an amount equal to (x) the Purchase Price Per Share multiplied by the number of Company Non-Voting Common Shares underlying all Company

Options that are outstanding, vested and in-the-money immediately prior to the Effective Time (including, for greater certainty, any Company Options the vesting of which are accelerated in accordance with their terms in connection with the Transaction) minus (y) the aggregate exercise price of all such outstanding vested in-the-money Company Options, as set forth in the Spreadsheet.

“wilful or intentional misrepresentation” shall mean (i) in respect of a Shareholder as to a representation and warranty made by such Shareholder under Article III hereof, that such Shareholder had actual knowledge that such representation was inaccurate and made such representation despite such actual knowledge for the purposes of misleading the Parent and Sub and inducing the Parent and Sub to consummate the transactions contemplated hereof, and (ii) in respect of the Company as to a representation and warranty made by the Company under Article II hereof, that a member of the Knowledge Group had actual knowledge that a representation made by the Company to the Parent and Sub hereunder was inaccurate and the Company made such representation despite such actual knowledge of such member of the Knowledge Group for the purposes of misleading the Parent and Sub and inducing the Parent and Sub to consummate the transactions contemplated hereof.

(b) Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, each of the Shareholders shall sell, assign and transfer or cause to be sold, assigned and transferred to the Sub all Company Shares owned by each of them, as applicable, free and clear of all Liens and any other rights or claims of others, and the Sub shall purchase such Company Shares from each of the Shareholders for the Adjusted Share Consideration paid in accordance with Section 1.2(c). The Shareholders shall transfer and deliver to the Sub share certificates representing the Company Shares duly endorsed in blank for transfer, or accompanied by irrevocable share transfer powers of attorney duly executed in blank, in either case by the holders of record, and shall take such steps as shall be necessary to cause the Company to enter the Sub or its nominee(s) upon the books of the Company as the holder of the Company Shares and to issue one or more share certificates to the Sub or its nominee(s) representing the Company Shares.

(c) Payment of Adjusted Share Consideration. Subject to Section 1.2(d), the consideration payable by the Sub to the Shareholders for each Company Share purchased hereunder shall be satisfied at the Closing by (i) the payment by wire transfer to LaBarge Weinstein Professional Corporation, as agent for the Shareholder Representative (for distribution to the Shareholders) of the Preferred Share Preference Per Share, as applicable (which shall be payable by Sub (or Parent or a Parent subsidiary on behalf of Sub) to the Company but which shall be paid at Closing, on the written direction of the Company to Sub, to LaBarge Weinstein Professional Corporation on behalf of the Shareholder Representative, in full satisfaction of a return of capital from the Company to the Shareholders holding Preferred Shares), and the Per Share Cash Consideration, and (ii) subject to Section 6.20(a) if applicable, the issuance by Parent on behalf of Sub of the Per Share Parent Stock Consideration to each Shareholder, and the delivery of such Per Share Parent Stock Consideration to each Shareholder in book entry form to an account designated in writing by the Shareholder to Parent at least 3 Business Days prior to Closing; provided, however, that Parent shall not be obligated to issue any fraction of a share of Parent Common Stock and such fractional amounts shall be paid by wire transfer to LaBarge Weinstein Professional Corporation, as agent for the Shareholder Representative (for distribution to the Shareholders). The Shareholder Representative hereby undertakes to cause LaBarge Weinstein Professional Corporation to distribute the amounts received by it pursuant to this Section 1.2(c) to the Shareholders promptly following the Closing, and in any event no later than two Business Days following the receipt by LaBarge Weinstein Professional Corporation of the aforementioned wire transfer.

(d) Escrowed Consideration

(i)	As partial security for the indemnity obligations provided for in Section 8.2 hereof, at the Effective Time, an aggregate amount equal to the Escrow Amount will be withheld from the aggregate Per Share Cash Consideration and Preferred Share Preference Per Share otherwise payable to the Shareholders and from the Vested Option Consideration otherwise payable to Participating Optionholders pursuant to Sections 1.2(c) and 1.2(e)(ii), in such amounts attributed to each Shareholder and Participating Optionholder as set out in the Spreadsheet, and deposited by the Sub with the Escrow Agent. Such deposit of the Escrow Amount will constitute an escrow fund (the Escrow Amount, or balance thereof, together with any interest paid on such amount, being referred to as the “Escrow Fund”) to be held and dealt with by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Agreement will provide that the Escrow Fund will be held for a period of 24 months from the Closing Date.

(ii)	As security for the indemnity obligations in respect of matters set forth in Section 8.2(a)(x) of the Disclosure Schedule, at the Effective Time, an aggregate amount equal to the Special Escrow Amount will be withheld from the aggregate Per Share Cash Consideration and Preferred Share Preference Per Share otherwise payable to the Shareholders and from the Vested Option Consideration otherwise payable to Participating Optionholders pursuant to Sections 1.2(c) and 1.2(e)(ii), in such amounts attributed to each Shareholder and Participating Optionholder as set out in the Spreadsheet, and deposited by the Sub with the Escrow Agent. Such deposit of the Special Escrow Amount will constitute an escrow fund separate from the Escrow Fund (the Special Escrow Amount, or balance thereof, together with any interest paid on such amount, being referred to as the “Special Escrow Fund”) to be held and dealt with by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Escrow Agreement will provide that the Special Escrow Fund will be held for a period of 24 months from the Closing Date.

(iii)

Notwithstanding Section 1.2(c), the Parent Common Stock deliverable on behalf of Sub to each of the Founders pursuant to Section 1.2(c), as set out in the Spreadsheet, will be issued at Closing to the Founders but shall be subject to the vesting conditions set out in Schedule 1.2(d) hereto (including the requirement that such Parent Common Stock be placed in an account with Parent’s transfer agent for the benefit of the Founders subject to the vesting conditions but the Founders shall retain the right to vote any such unvested

Parent Common Stock and to receive dividends thereon). The Parent and each of the Founders agree that they will treat the transfer of such Parent Common Stock as other than a compensatory transfer and neither party shall take a Tax reporting position (including withholding) inconsistent with such treatment, except as otherwise required by Legal Requirements or a Governmental Entity.

(iv)	Notwithstanding Section 1.2(c), a portion of the Per Share Cash Consideration payable by Sub to Marcel LeBrun pursuant to Section 1.2(c), as specified in Schedule 1.2(d) hereto, will not be paid at Closing to Marcel LeBrun but shall be subject to the vesting conditions set out in Schedule 1.2(d) hereto. The Parent and Marcel LeBrun agree that they will treat the transfer of such portion of the Per Share Cash Consideration as other than a compensatory transfer and neither party shall take a Tax reporting position (including withholding) inconsistent with such treatment, except as otherwise required by Legal Requirements or a Governmental Entity.

(v)	An aggregate amount equal to the Expense Amount, will be withheld from the aggregate Per Share Cash Consideration and Preferred Share Preference Per Share otherwise payable to the Shareholders and from the Vested Option Consideration otherwise payable to Participating Optionholders pursuant to Sections 1.2(c) and 1.2(e)(ii), in such amounts attributed to each Shareholder and Participating Optionholder as set out in the Spreadsheet, and deposited by the Sub with LaBarge Weinstein Professional Corporation in trust pursuant to Section 8.7(d) hereof.

(e) Treatment of Company Options

(i)

Unvested Company Options. At the Effective Time, each Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time shall be assumed by Parent (to the extent unvested) as a Parent Option. Except as otherwise set forth in this Agreement, each unvested Company Option so assumed by Parent pursuant to this Section 1.2(e)(i) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) as those set forth in the Plan and the option agreements relating thereto in effect immediately prior to the Effective Time, except that (A) such assumed unvested Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Company Non-Voting Common Shares that were issuable upon exercise of such unvested Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed unvested Company Option shall be equal to the quotient obtained by dividing the exercise price per Company Non-Voting Common Share at which such assumed unvested Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. For greater certainty, no other consideration shall be payable to the holders of unvested Company Options by the Parent in connection with the assumption by the Parent of the unvested Company Options.

(ii)	Vested Company Options. At the Effective Time, each Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time that is then vested shall, to the extent not exercised prior to the Effective Time, be purchased by the Company for an amount in cash equal to, for each Common Non-Voting Share underlying such vested Company Option (or portion thereof), the amount by which the Purchase Price Per Share exceeds the exercise price for such Common Non-Voting Share, and each such vested Company Option (or portion thereof) shall thereafter be terminated without any further action on the part of Parent, Sub, the Company or the holder thereof. Prior to the Effective Time, the Company shall take all action necessary to effect the terminations anticipated by this Section 1.2(e)(ii) under any outstanding Company Options, including any actions required by the Plan. Parent covenants to deliver or cause to be delivered the Vested Option Consideration in cash to the Company on the Closing Date, provided that a portion thereof will be withheld in accordance with Section 1.2(d)(i). Company, Parent and Sub agree that it is their common intention to waive any entitlement to a deduction for Canadian Tax purposes in respect of the payment of the Vested Option Consideration, in accordance with subsection 110(1.1) of the ITA. In furtherance of the foregoing, the Parent and Sub hereby covenant and agree with the Shareholders and the Company that the Parent and Sub (a) shall, and shall cause the Company to, make the applicable elections under draft paragraph 110(1.1)(a) of the ITA to forego the deduction of payments made to retire employee stock options pursuant to Section 1.2(e) and shall not, and shall cause the Company not to, rescind, amend or otherwise modify or seek to nullify any such election. For greater certainty, the obligation of the Company to pay the Vested Payment Amount will be disregarded for the purposes of determining the Balance Sheet Adjustment Amount, the Third Party Expense Adjustment Amount, or the Indebtedness Adjustment Amount.

1.3 Withholding Taxes. The Company and Parent, and any successor, assign or agent thereof, shall be entitled to deduct and withhold from any amounts of cash or property payable or otherwise deliverable pursuant to this Agreement (including, for the avoidance of doubt, with respect to the treatment of Company Options pursuant to Section 1.2(e)) such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable Legal Requirements. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Tax slips prepared for non-US taxpayer employees by the Company in respect of 2011 shall reflect the full amount of the payments made or deemed to be made to such employees, including on account of the Vested Company Options held by such employees, and for Canadian-resident employees will reflect the application of paragraph 110(1)(d) of the ITA. To the extent that the Special Escrow Fund or the Escrow Fund is not released to the Shareholders and Participating Optionholders in its entirely, the Company will issue revised tax slips to all such affected employees that reflect the final amounts received or receivable by such individuals.

1.4 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Sub with full right, title and possession to all of the shares of the Company, Company, Parent, Sub, and the officers and directors of each of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.5 Aged Accounts Receivable Adjustment. For the period between Closing and January 31, 2012 (such period, the “Receivable Adjustment Period”), the Company shall use commercially best efforts to calculate and record the collection of the Aged Accounts Receivable set out in the Statement of Aged Accounts Receivable. By March 31, 2012, the Company shall provide a report to the Shareholder Representative on the amount actually collected for each of the Aged Accounts Receivable set out in the Statement of Aged Accounts Receivable during the Receivable Adjustment Period (the “AAR Report”). Subject to any set-off permitted pursuant to Section 8.3(a) hereof, unless objected to by the Shareholder Representative in writing prior to April 30, 2012, Parent shall remit to Shareholder Representative or to its designee (including, in the case of the Participating Optionholders, if designated by the Shareholder Representative, to the Company for the account of the Participating Optionholders), for distribution to the Shareholders and Participating Optionholders in their Pro Rata Portions, all proceeds from collection of Aged Accounts Receivable actually received by the Company during the Receivable Adjustment Period, net of any costs and expenses (other than overhead, administrative or internal office charges) incurred in connection with such collection. An Aged Accounts Receivable is considered as actually received only if and to the extent that an account debtor for Aged Accounts Receivable (the “Aged Debtors”) designates with or in connection with any payment that such payment is to be applied to the corresponding invoice associated with such Aged Accounts Receivable; provided that if the amount of payment exceeds $10,000, the Company will be obliged to contact the Aged Debtor to confirm whether the payment was on account of the Aged Account Receivable and, if so confirmed, such amount of Aged Account Receivable shall be deemed as actually received. Any payments made to a Shareholder or Participating Optionholder pursuant to this Section 1.5 will be treated as adjustments to the Adjusted Share Consideration or Vested Option Consideration, as applicable, for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law. Within (thirty) 30 days of the delivery of the AAR Report to the Shareholder Representative, the Shareholder Representative may issue a written notice of objection to the AAR Report, in which case the provisions and procedures of Section 8.8, read mutatis mutandis, shall apply to such objection and the review and resolution of the objection, and the determination of the Independent Accounting Firm in that regard shall be final and binding on the Parties in respect of the Aged Accounts Receivable adjustment amount, provided that the costs of the Independent Accounting Firm shall be borne by the Shareholders and Participating Optionholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and, unless otherwise provided herein, as of the Effective Time, as though made at the Effective Time, as follows:

2.1	Organization of the Company

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Province of New Brunswick. The Company has the corporate power to own its assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available a true and correct copy of its certificate and articles of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. Other than as listed in Section 2.1(b) of the Disclosure Schedule, the operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every jurisdiction in which the Company has Employees or facilities or Material Customers.

2.2 Company Capital Structure

(a) The authorized capital of the Company consists of an unlimited number of Common Shares, of which 3,350,000 shares are issued and outstanding, an unlimited number of Class A Preferred Shares, of which 4,000,000 shares are issued and outstanding, an unlimited number of Class B Preferred Shares, of which 3,206,244 shares are issued and outstanding, and an unlimited number of Company Non-Voting Common Shares, of which, as of the date hereof, no shares are issued and outstanding. The Company Shares are held by the Persons and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such Person the number and class of shares held, the number of the applicable share certificates representing such shares, and the domicile addresses of such Persons and an indication of whether each such Person is or is not a U.S. Person. Section 2.2(a) of the Disclosure Schedule will be updated to reflect any exercises of

Company Options between the date of this Agreement and the Effective Time, as mutually agreed to by the Company and Parent. All outstanding Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, other than the Amended and Restated Unanimous Shareholder Agreement dated December 5, 2008 and other than Section 27 of the Business Corporations Act (New Brunswick).

(b) All outstanding Company Shares and Company Options have been issued or granted in compliance with all applicable federal, provincial, foreign, or local statutes, laws, rules, or regulations, including securities laws, and were issued or transferred, as the case may be, in accordance with any right of first refusal or similar right or limitation Known to the Company, including those in the Charter Documents, the Management Agreement dated August 11, 2006, the Unanimous Shareholder Agreement dated April 24, 2007, and the Amended and Restated Unanimous Shareholder Agreement dated December 5, 2008. There are no declared or accrued but unpaid dividends with respect to any of the Company Shares. Other than the Company Shares set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no authorized, issued or outstanding shares.

(c) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Company has reserved 3,614,000 Company Non-Voting Common Shares for issuance to employees and directors of, and consultants to, the Company and its Affiliated Entities (as defined in the Plan) upon the exercise of options granted under the Plan, of which, as of the date hereof, (i) 2,700,688 Company Non-Voting Common Shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no Company Non-Voting Common Shares have been issued upon the exercise of options granted under the Plan and (iii) 913,312 Company Non-Voting Common Shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option, the name of the holder of such option, the domicile address of record of such holder, whether such holder is an employee, consultant, director or officer of the Company or of an Affiliated Entity (as defined in the Plan), the number of Company Non-Voting Common Shares issuable upon the exercise of such option, the date of grant of such option, the exercise price of such option, the vesting schedule for such option, including the extent vested to date and whether the vesting of such option is subject to acceleration as a result of the Transaction or any other events. Each Company Option was originally granted with an exercise price per share that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a Company Non-Voting Common Share on the date of grant. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of Company Options in exchange for an option to purchase Parent Common Stock and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Shareholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. All holders of Company Options are current employees or non-employee directors of the Company.

(d) There are no outstanding loans from the Company to Shareholders.

(e) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from voting securities of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(f) As of the date hereof, no securities of the Company are issuable upon the exercise of outstanding options that have not been issued under the Plan. Except for the Company Options, rights granted to Shareholders under the Charter Documents and the commitments to grant options set out as Section 2.2(f)(i) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares in the capital of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set out in Section 2.2(f)(ii) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the securities of the Company or any of its Subsidiaries, and there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or any of its Subsidiaries. Immediately following the Closing, Sub will be the sole registered and beneficial holder of all issued and outstanding Company Shares and there will not be any outstanding rights to acquire or receive any Company Shares.

(g) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

2.3 Subsidiaries

(a) Other than as listed in Section 2.3(b) of the Disclosure Schedule, the Company does not own any shares or any interest in any corporation, limited liability company, partnership, association, joint venture or other business entity.

(b) Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns or has owned, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body, which only includes the Subsidiary.

(c) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(d) Each Subsidiary has the corporate power to own its assets and to carry on its business as currently conducted and as currently contemplated to be conducted.

(e) Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each Subsidiary’s certificate and articles of incorporation or memorandum of association and bylaws, each as amended to date and in full force and effect on the date hereof, has been Made Available.

(f) Section 2.3(f) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement.

(g) All of the outstanding shares of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the articles of incorporation, memorandum of association or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Legal Requirements. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the share capital of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement has been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration (other than the acceleration of vesting of Company Options disclosed in Section 2.2(c) of the Disclosure Schedule) of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contracts as are required thereunder in connection with the Transaction, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration immediately after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Material Contracts from and immediately after the Effective Time. Immediately following the Effective Time, the Company will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. Other than in respect of Customer Contracts where a Governmental Entity (as defined below) is the customer as listed in Section 2.5 of the Disclosure Schedule, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, provincial, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable corporate legislation and securities laws.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s unaudited balance sheet as of December 31, 2010 (the “Balance Sheet Date”) and the related statements of income, cash flow and shareholders’ equity for the fiscal years ended December 31, 2009 and December 31, 2010 (the “Annual Financials”), along with the Company’s internally prepared unaudited balance sheet for the first 2 months of 2011 and the related statements of income, cash flow and shareholders’ equity for the first 2 months of 2011 (collectively, the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (other than as required by GAAP, including, for greater certainty, the change to accounting standards for private enterprise as of January 1, 2011). The Financials present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s audited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records.

2.8 Internal Controls. The Company has Made Available to Parent and Sub all management letters received from its auditors that bear on the matter of the internal accounting controls of the Company.

2.9 No Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof or (iii) do not, individually or in the aggregate, exceed $50,000.

2.10 No Changes. Except as set out in Section 2.10 of the Disclosure Schedule, since the Balance Sheet Date, through the date hereof, except in the cases of Sections (d), (n) and (o) below as otherwise contemplated by this Agreement or by the Company financial model attached in Section 2.10 of the Disclosure Schedule (the “Financial Model”), there has not been, occurred or arisen any:

(a) modifications, amendments or changes to the Charter Documents or to the articles of incorporation, memorandum of association, bylaws or the organizational documents of any Subsidiary;

(b) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any securities of the Company or of any Subsidiary, or any split, combination or reclassification in respect of any securities of the Company or of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for securities of the Company or of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any securities of the Company or of any

Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(c) issuance, grant, delivery, sale or purchase of, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of (i) any shares of the Company or of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of the Company or equity-related awards (whether payable in cash, stock or otherwise) or shares of any of its Subsidiaries, or (ii) any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(d) agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to capital expenditures and involving future payments in excess of $100,000 in the aggregate per agreement, contract or commitment, as applicable;

(e) agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the acquisition or disposition of any material assets or, other than in respect of Company Options, equity securities of the Company or any Subsidiary or any business enterprise or division thereof;

(f) incurring by the Company or any of its Subsidiaries of any material indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(g) extension of credit or any loan by the Company or any of its Subsidiaries to any Person (except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices and except for credit extended to Customers in the ordinary course of business consistent with past practices), or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(h) waiver or release of any material right or claim of the Company or any of its Subsidiaries, including any waiver, release or other compromise of any account receivable of the Company or any of its Subsidiaries;

(i) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or Material Customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(j) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by

GAAP, including, for greater certainty, the change to accounting standards for private enterprise as of January 1, 2011;

(k) adoption of or change in any election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, other than as required by law, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) other than in the ordinary course of business consistent with past practices, revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(m) Company Material Adverse Effect;

(n) hiring or termination of any employee or consultant of the Company, promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company, except those in the ordinary course of business consistent with past practice;

(o) increase in or other change to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees or consultants, except for such changes made in the ordinary course of business consistent with past practice;

(p) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement (other than execution of the Company’s standard offer letter or the Company’s standard independent contractor agreement or any amendment required to comply with applicable Legal Requirements);

(q) agreement, contract or commitment for the grant by the Company or any Subsidiary of any severance, termination pay or bonus (in cash or otherwise) to any Employee, including any officer;

(r) action to accelerate the vesting schedule of any Company Options;

(s) issuance or agreement to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company in excess of $25,000 individually or $100,000 in the aggregate; or

(t) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (s) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Accounts Receivable.

(a) The Company has made available to Parent an aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice.

(b) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied after allowing for any general reserve for doubtful accounts collections, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12 Tax Matters

(a) All income Tax Returns and all material other Tax Returns required to be filed with any Governmental Entity by the Company and its Subsidiaries have been timely filed (except as set out in Section 2.12(a) of the Disclosure Schedule), and are all true, correct and complete in all respects.

(b) Except as set out in Section 2.12(b) of the Disclosure Schedule, the Company and its Subsidiaries have paid (and will continue until the Closing Date to pay) all Taxes, including any amount due on or before the Closing Date, including instalments of Taxes, which are required to have been paid to any Governmental Entity or taxation authority prior to the Closing Date and no deficiency with respect to the payment of any Taxes or Tax instalments has been asserted against any of them by any Governmental Entity or taxation authority.

(c) No power of attorney that is currently in force has been granted by the Company or any Subsidiary with respect to any matter relating to Taxes that could affect the Company or any Subsidiaries.

(d) Except as set out in Section 2.12(d) of the Disclosure Schedule, the Company and its Subsidiaries have properly and timely withheld (and will continue until the Closing Date to withhold) any Taxes (including Taxes under Part XIII of the ITA) that are required by Legal Requirement to be withheld and each has timely paid or remitted (and will continue until the Closing Date to pay and remit) on a timely basis, the full amount of any Taxes that have been (or will be) withheld, to the applicable Governmental Entity or taxation authority.

(e) Other than Taxes provided for in the Closing Date Balance Sheet or incurred in the usual and ordinary course of business since December 31, 2010, the Company and its Subsidiaries have no liability or obligation in respect of any Taxes for any Tax periods. Other than Taxes provided for as current liabilities in the Closing Date Balance Sheet, as of the Closing Date the Company has no liability or obligation in respect of any Taxes for any Tax period ending on or before the Closing

Date, and where a Tax period does not end or is not deemed to end on or immediately prior to the Closing Date, the Company has no liability or obligation for Taxes in respect of any time or event prior to the Closing Date.

(f) The income Tax liability of the Company and its Subsidiaries has been assessed by the relevant Governmental Entities or taxation authorities in respect of the Tax years of the Company and its Subsidiaries. Except as set out in Section 2.12(f) of the Disclosure Schedule, all Tax Returns filed with respect to Tax years of the Company or its Subsidiaries through the Tax year ended December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(g) There is no claim, audit, action, suit, proceeding, or investigation (including requests for information) of which the Company or any Subsidiary has received notice, or, to the Company’s Knowledge, that is pending or threatened against or with respect to the Company or any Subsidiary in respect of any Tax.

(h) Except as otherwise set out in Section 2.12(h) of the Disclosure Schedules, no Tax Return of the Company or any Subsidiary with respect to any taxable period ending on or before the Closing Date has ever been audited by any Governmental Entity.

(i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon the assets or properties of the Company or any Subsidiary.

(j) None of the Company or any Subsidiary has income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an instalment sale) occurring in or a change in accounting method made for a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method.

(k) None of the Company or any Subsidiary is subject to liability for Taxes of any other Person.

(l) None of the Company or any Subsidiary has acquired property from any person in circumstances where it did or could become liable for any Taxes of such Person.

(m) All transactions between the Company or any Subsidiary and a related party have been conducted on an arm’s length basis and the value of the consideration paid or received by the Company or any Subsidiary for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a person with whom the Company or any Subsidiary was not dealing at arm’s length (within the meaning of the ITA) was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. None of the Company or any Subsidiary has entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such Person.

(n) The Company and each of its Subsidiaries has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Governmental Entity to which, or in any jurisdiction in which, it has not filed all required Tax Returns. No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required and no claim has ever been made by a Governmental Entity or taxation authority in a jurisdiction where the Company or Subsidiary (as applicable) does not file Tax Returns that it is or may be subject to the imposition of any Tax by that jurisdiction.

(o) The Company is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”) or the harmonized sales tax (“HST”). All input tax credits claimed by the Company for GST or HST purposes were calculated in accordance with the Excise Tax Act (Canada). The Company and its Subsidiaries have complied with all registration, reporting, payment, collection and remittance requirements in respect of GST or HST and provincial sales tax or harmonized tax legislation.

(p) Except as set out in Section 2.12(p) of the Disclosure Schedule, none of the Company or any Subsidiary has claimed any reserves for purposes of the ITA (or analogous provincial or similar provisions) for the most recent Tax year ending prior to the date hereof.

(q) None of the Corporation or any Subsidiary is party to any agreement, waiver or arrangement with any Taxation Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment.

(r) Records or documents that meet the requirements of subsection 247(4) of the ITA have been made and obtained by the Company and its Subsidiaries with respect to all material transactions between the Company or its Subsidiaries and any non-resident person with whom the Company or the Subsidiary, as applicable was not dealing at arm’s length (within the meaning of the ITA).

(s) The Company is resident in Canada within the meaning of the ITA.

(t) There are no requests for rulings or determinations or proposed settlements or agreements in respect of any Tax of which the Company or any of its Subsidiaries has received notice, or, to the Knowledge of the Company, that is pending or threatened between the Company or its Subsidiary, on one hand, and any Governmental Entity, on the other hand.

(u) The Company has delivered to Parent correct and complete copies of all Tax Returns as filed at any given time or any material correspondence with a Governmental Entity with respect to Tax Returns of the Company or a Subsidiary.

(v) All deductions in respect of scientific research and experimental development ultimately processed by the relevant Governmental Entity in the assessment of the Company or any Subsidiary were claimed and calculated in accordance with Legal Requirements and accepted practices of the applicable Governmental Entity.

(w) All tax credits and refunds, including refundable and non-refundable investment tax credits in respect of scientific research and experimental development, ultimately processed by the relevant Governmental Entity in the assessment the Company or any Subsidiary were claimed and calculated in accordance with Legal Requirements and accepted practices of the applicable Governmental Entity.

(x) The Company Shares are not taxable Canadian property for the purposes of the ITA.

2.13 Restrictions on Business Activities

(a) There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person.

(b) Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

2.14 Title to Properties; Absence of Liens; Condition of Equipment

(a) None of the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any Real Property (for purposes of this representation, “Real Property” includes real or immovable property, Canadian resource properties, timber resources properties, and options or rights in any of the foregoing).

(b) Section 2.14(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). Section 2.14(b) of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and, with respect to any current lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (“Lease Agreements”). The Company has Made Available true, correct and complete copies of the Lease Agreements. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company or any of its Subsidiaries, or to the Knowledge of the Company on the part of any Landlord or Sublandlord, as the case may be, under the Lease Agreement. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. Subject to any consents required under the Lease Agreement which shall be delivered prior to Closing, the Transaction will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted and as contemplated to be conducted. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements.

(c) To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) The material items of equipment owned or leased by the Company or any of its Subsidiaries are (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.15 Intellectual Property

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as storage media, instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask (or integrated circuit topography) works; (B) trade-mark, business name, domain name and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial design property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to applications, registrations, renewals, extensions, combinations, continuations, continuations-in-part, divisions, and reissues of, any of the rights referred to in clauses “(A)” through “(E)” above.

“Company IP” shall mean (a) all Intellectual Property Rights and Intellectual Property in each product or service being developed, offered, distributed or sold by the Company or any of its Subsidiaries; and (b) all other Intellectual Property Rights and Intellectual Property in which the Company or any of its Subsidiaries has (or purports to have) an ownership interest, but in all cases excluding Licensed IP, Licensed Software, Social Media Content and Publicly-Available Internet Material.

“Company IP Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP, Licensed Software, Licensed IP, Social Media Content, Publicly-Available Internet Material or any Intellectual Property developed by, with or for the Company or any Subsidiary.

“Company Personal Data Processing Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data by a third party for or on behalf of the Company or any Subsidiary.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company or any Subsidiary, including any policy relating to: (a) the privacy of users of any Company or Subsidiary website; (b) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Personal Data; or (c) information about individuals who are Employees or are associated with Persons with which the Company or any Subsidiary has an agreement.

“Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company or any of its Subsidiaries at any time, excluding any Licensed Software.

“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property in each product or service being developed, offered, distributed or sold by the Company or any of its Subsidiaries; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the businesses of the Company and any of its Subsidiaries, in each case in respect of which the Company or any of its Subsidiaries does not have (and does not purport to have) an ownership interest and in all cases excluding any Social Media Content and/or Publicly-Available Internet Material.

“Licensed Software” shall mean shall mean any software (including software embedded in hardware devices) developed (or currently being developed), used, marketed, distributed, licensed or sold by or for the Company or any of its Subsidiaries at any time, in respect of which the Company or any of its Subsidiaries does not have (and does not purport to have) an ownership interest.

“Personal Data” shall mean (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person, but in each applicable jurisdiction excluding any information that is excluded from the definition of personal data or personal information by a Privacy Legal Requirement in such jurisdiction; and (b) any other information that is about an identified or identifiable natural person, but in each applicable jurisdiction excluding any information that is excluded from the definition of personal data or personal information by a Privacy Legal Requirement in such jurisdiction.

“Privacy Legal Requirement” shall mean Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“EU Data Protection Directive”), EU Member States’ national implementations of the EU Data Protection Directive, Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications) (“EU E-Privacy Directive”), EU Member States’ national implementations of the EU E-Privacy Directive, the United States’ Federal Trade Commission Act, the United States’ Children’s Online Privacy Protection Act of 1998 and implementing regulations, the United States’ CAN-SPAM Act of 2003 and implementing regulations, and the United States’ Computer Fraud and Abuse Act. Privacy Legal Requirement shall also include any judicial opinions or regulator opinions interpreting the above-named laws prior to the Closing Date.

“Publicly-Available Internet Material” shall mean any material, and any Personal Data of a third party contained in such material, that has been crawled and obtained for use by the Company and/or the Subsidiary by any of the Company’s or Subsidiary’s Internet crawlers from the public Internet (accessible to all Internet users without registration, password entry or other form of restricted access protection), provided that such crawlers have obeyed the conventions set forth in Section 2.15(s).

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, registered mask works (or registered integrated circuit topographies) and registered trade-marks, registered business names and registered domain names and all applications for any of the foregoing.

“Reseller Contracts” means Contracts that are entered into in the ordinary course by the Company or any of its Subsidiaries with resellers, OEMs, client service providers or other sales “partners” pursuant to which such Persons may have received a non-exclusive right to resell or redistribute services based on the Company Software.

“Social Media Content” shall mean the text, audio, video, images, podcasts, and other communications or content made available by a third party via the Internet using various online technologies that enable Persons to publish, communicate and/or share information and resources as authors, publishers and/or consumers and information derived from such communications or content by applying analytics, including, without limitation, natural language processing and statistical analysis that has been crawled and obtained for use by the Company and/or the Subsidiary by any of the Company’s or Subsidiary’s Internet crawlers via the public Internet or API made available by such third party.

(b) Intellectual Property Disclosures. Section 2.15(b)of the Disclosure Schedule accurately identifies and describes:

(i)	in Section 2.15(b)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by the Company or any Subsidiary at any time, and any product or service currently under development by the Company or any Subsidiary;

(ii)	in Section 2.15(b)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) whether such item of Registered IP has been abandoned, allowed to lapse or has been finally rejected;

(iii)

in Section 2.15(b)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company or any Subsidiary (other than (I) any software subject to Open Source Licenses, and (II) any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the development, execution or distribution of, the products or services of the Company or such Subsidiary, as the case may be; and (3) is generally available on standard terms for less than $15,000 per copy, seat or user, as applicable); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company or such Subsidiary, as the case may be; (C) whether the license or licenses so granted to the Company or such Subsidiary, as the case may be, are exclusive or nonexclusive; and (D) each proprietary product or service of the Company or such Subsidiary, as the case may be, in which such licensed Intellectual Property Rights or Intellectual Property are used or incorporated;

(iv)	in Section 2.15(b)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP, Licensed IP or, for the Company’s and the Subsidiaries’ top twenty (20) sources of Social Media Content and Publicly-Available Internet Material that has been obtained via an API or written agreement (provided that in the case of Licensed IP and such Social Media Content and Publicly-Available Internet Material the disclosure obligation is limited to rights granted by the Company or by any Resellers on behalf of the Company or any of its Subsidiaries), other than Contracts entered into in the ordinary course of business that (a) are in the form of end user licenses which solely grant a non-exclusive license to a customer in respect of the use by such customer of any of the Company’s or any Subsidiary’s products or services or (b) are in the form of services agreements which solely grant a non-exclusive right to a customer in respect of the access by such customer to any of the Company’s or any Subsidiary’s products or services; and

(v)	in Section 2.15(b)(v) of the Disclosure Schedule, a list of each item of Company Software and Licensed Software that is distributed by the Company or any Subsidiary to third parties other than Company Software and Licensed Software that is distributed to independent contractors who have been retained by and who provide services to the Company or any of its Subsidiaries.

(c) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract currently used by the Company or any Subsidiary, including each standard form of: (i) end user license and/or service agreement; (ii) distributor or reseller agreement; (iii) employee agreement containing any assignment, waiver or license in respect of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iv) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (v) confidentiality or nondisclosure agreement. Except for the non-exclusive resale or distribution rights granted by the Company under Reseller Contracts, and except for Contracts entered into in the ordinary course of business that (A) are in the form of end user licenses which solely grant a non-exclusive license to a customer in respect of the use by such customer of any of the Company’s or any Subsidiary’s products or services, (B) are in the form of services agreements which solely grant a non-exclusive right to a customer in respect of the access by such customer to any of the Company’s or any Subsidiary’s products or services, or (C) are in the form of non-exclusive licenses which solely grant a provider of a product or service complementary to those of the Company or any Subsidiary the non-exclusive right to use the Company’s application programming interfaces (“APIs”) for internal development and testing of such products or services as integrated with such APIs, the Company and the Subsidiaries are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Subsidiary to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) Ownership Free and Clear. Except for the Liens set forth in Section 2.16(i) of the Disclosure Schedule, the Company exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens (other than the non-exclusive resale or distribution rights granted by the Company under Reseller Contracts, and except for Contracts entered into in the ordinary course of business that (A) are in the form of end user licenses which solely grant a non-exclusive license to a customer in respect of the use by such customer of any of the Company’s or any Subsidiary’s products or services, (B) are in the form of services agreements which solely grant a non-exclusive right to a customer in respect of the access by such customer to any of the Company’s or any Subsidiary’s products or services or (C) are in the form of non-exclusive licenses which solely grant a provider of a product or service complementary to those of the Company or any Subsidiary the right to use the Company’s application programming interfaces (“APIs”) for internal development and testing of such products or services as integrated with such APIs). Moreover:

(i)	all documents and instruments necessary to perfect the rights of the Company and each Subsidiary in any Registered IP of the Company and its Subsidiaries have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii)	each Person who is or was an employee or independent contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement (subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies) containing an irrevocable assignment of Intellectual Property Rights to the Company or a Subsidiary, a waiver of moral rights and confidentiality provisions protecting the Company IP substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(d)(ii)-A hereto (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s standard form for consultants or independent contractors (a copy of which is attached as Schedule 2.15(d)(ii)-B hereto (the “Consultant Proprietary Information Agreement”)), as the case may be;

(iii)	no Employee or former employer of any Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP or Company Software;

(iv)	no Employee of the Company or any Subsidiary is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such entity, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)	except as set forth in Section 2.15(d)(v) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)	each of the Company and its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by such entity and to maintain the confidentiality of and otherwise protect the proprietary information of third parties that has been provided to the Company or any of its Subsidiaries under obligations of confidentiality;

(vii)	neither the Company nor any Subsidiary has ever assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right used in the Company’s and the Subsidiaries’ businesses to any other Person;

(viii)	neither the Company nor any Subsidiary is currently or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP; and

(ix)	the Company IP, Licensed IP, Social Media Content and Publicly-Available Internet Material constitutes all Intellectual Property necessary and material for the conduct of the Company’s and the Subsidiaries’ businesses as presently conducted;

(x)	except as set forth in Section 2.15(d)(x) of the Disclosure Schedule, immediately after the Closing, the Company or its relevant Subsidiaries will continue to own the Company IP and the Company and its relevant Subsidiaries will continue to be entitled to use the Licensed IP, the Social Media Content and the Publicly-Available Internet Material to the same degree and extent as such Company IP was owned and used by the Company and its Subsidiaries immediately prior to Closing and to the same degree and extent as such Licensed IP, Social Media Content and Publicly-Available Internet Material was used by the Company and its Subsidiaries immediately prior to Closing.

(e) Valid and Enforceable. All Registered IP (other than patents and patent applications) and all material unregistered copyright in which the Company or its relevant Subsidiary has (or purports to have) an ownership interest are valid, subsisting and enforceable. All patents and patent applications in which the Company or its relevant Subsidiary has (or purports to have) an ownership interest are subsisting and to the Knowledge of the Company are valid and enforceable. Moreover:

(i)	each U.S. patent application and U.S. patent in which the Company or any Subsidiary has or purports to have an ownership interest was filed within one year of the first printed publication by the Company or any Subsidiary, public use by the Company or any Subsidiary or offer for sale by the Company or any Subsidiary of each invention claimed in such U.S. patent application or U.S. patent;

(ii)	each Canadian patent application and Canadian patent in which the Company or any Subsidiary has or purports to have an ownership interest was filed within one year of the making available of each of the inventions claimed in such patents and/or patent applications, where the making available took place at the instance of the inventors thereof or any person deriving their interest from the said inventors;

(iii)	each foreign patent application and foreign patent in which the Company or any Subsidiary has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention claimed in such foreign patent application or foreign patent was first made available to the public by the Company or any Subsidiary;

(iv)	the Company and its Subsidiaries have not made any barring disclosure nor engaged in any other barring activity in respect of any Company IP which has been claimed in any pending patent application or patent of the Company or any Subsidiary, whereby such barring disclosure or other barring activity will, individually or in combination, result in the refusal or revocation of the grant of a patent for such Company IP, or the impeachment of same, in any jurisdiction;

(v)	no trade-mark (whether registered or unregistered), trade name or domain name owned, used or applied for by the Company or any Subsidiary conflicts or interferes with any trade-mark (whether registered or unregistered), trade name or domain name owned, used or applied for by any other Person;

(vi)	none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any Subsidiary has or purports to have an ownership interest has been impaired;

(vii)	each item of Company IP that is Registered IP is and at all times has been in compliance with all administrative Legal Requirements such as all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(viii)	no application for a patent or for a copyright, mask work, integrated circuit topography or trade-mark registration or any other type of Registered IP filed by or on behalf of the Company or any Subsidiary has been abandoned, allowed to lapse or finally rejected;

(ix)	Section 2.15(e)(ix) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that as of the date of execution of this Agreement must be made or taken on or before the date that is 120 days after the date of execution of this Agreement in order to maintain each such item of Company IP that is Registered IP in full force and effect or, with respect to applications, to continue progress towards issuance to the full extent possible under applicable law during such period;

(x)	the Company has provided to Parent complete and accurate copies of all applications, correspondence and material documents from the applicable patent, trademark or intellectual property office related to each such item of Registered IP other than the applications, correspondence and material documents for domain names. In the case of domain names, the Company has provided evidence of registration for specific domain names as requested by the Parent;

(xi)	no interference, opposition, reissue, reexamination or other legal proceeding of any nature (except for any rejections or objections that may have been issued by the applicable patent, trademark or intellectual property office in the course of prosecution of applications for registrations for any Company IP that is Registered IP) is or has been filed or is pending (provided that the Company has been notified of such pendency) or threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(xii)	to the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable.

(f) Effects of This Transaction. Except as set forth in Section 2.15(f) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare (i) a loss of, or Lien on, any Company IP, (ii) a breach of any Contract listed or required to be listed in Section 2.15(b)(iii) of the Disclosure Schedule, (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person, or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or Licensed IP.

(g) No Third Party Infringement of Company IP. Except as set forth in Section 2.15(g) of the Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and, to the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.15(g) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(h) No Infringement of Third Party IP Rights. Section 2.15(h) of the Disclosure Schedule identifies any claim or legal proceeding that has been threatened against the Company or any of its Subsidiaries relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person. Neither the Company nor any Subsidiary has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right (excluding the subject matter set forth in Section 2.15(h) of the Disclosure Schedule) of any other Person. Moreover:

(i)	no product, information or service ever produced, distributed, published, used, provided or sold by or on behalf of the Company or any Subsidiary has ever infringed, misappropriated or otherwise violated any Intellectual Property Right (excluding the subject matter set forth in Section 2.15(h)(i) of the Disclosure Schedule) of any other Person;

(ii)	no infringement, misappropriation or similar claim or legal proceeding has been filed or is pending (provided that the Company has been notified of such pendency) against the Company or any Subsidiary and no infringement, misappropriation or similar claim or legal proceeding is, except as set forth in Section 2.15(h)(ii), pending (provided that the Company has been notified of such pendency) or has been threatened against the Company or any Subsidiary or to the Knowledge of the Company against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or legal proceeding;

(iii)	except as set forth in Section 2.15(h)(iii) of the Disclosure Schedule, neither the Company nor any Subsidiary has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv)	neither the Company nor any Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or similar claim in respect of any Intellectual Property Rights of another Person (other than pursuant to the standard forms of Company IP Contracts described in Section 2.15(h)(iv)(i) of the Disclosure Schedule, the supplier or licensor contracts described in Section 2.15(h)(iv)(ii), and as may appear in negotiated Customer Contracts);

(v)	neither the Company nor any Subsidiary has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right other than pursuant to the standard forms of Company IP Contracts described in Section 2.15(h)(v)(i) of the Disclosure Schedule, the supplier or licensor contracts described in Section 2.15(h)(v)(ii), and as may appear in negotiated Customer Contracts; and

(vi)	to the Knowledge of the Company, no claim or legal proceeding involving any Licensed IP, Social Media Content or Publicly-Available Internet Material used by the Company is pending or has been threatened, except for any such claim or legal proceeding involving Licensed IP or Social Media Content that, if the claim or legal proceeding were adversely determined, could not be reasonably replaced or would not adversely affect: (A) the use or exploitation of such Licensed IP, Social Media Content or Publicly-Available Internet Material by the Company or any Subsidiary; or (B) the distribution or sale of any product or service being developed, offered, distributed or sold by the Company or any Subsidiary.

(i) Bugs. Except for those bugs or defects that the Company has previously Made Available to Parent, none of the Company Software that is currently being made commercially available in or as a Company product or service: (i) contains any bug, defect or error that cannot be corrected in the ordinary course of business that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any applicable performance warranty or other contractual commitment relating to the functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software that cannot be remedied in the ordinary course of business. The Company has Made Available to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software that is currently being made commercially available in or as a Company product or service.

(j) No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k) No Spyware or Malware. The Company has not, in the course of a commercial activity, installed or caused to be installed a computer program on any other person’s computer system without the express consent of the owner or an authorized user of the computer system. None of the Company Software and to the Knowledge of the Company none of the Licensed Software performs the following functions, without the knowledge and consent of the owner or user of a customer computer system:

(i)	collects Personal Data stored on the customer computer system;

(ii)	interferes with the owner’s or an authorized user’s control of the customer computer system;

(iii)	changes or interferes with settings, preferences, or commands already installed or stored on the customer computer system without the knowledge of the owner or an authorized user of the customer computer system;

(iv)	changes or interferes with data that is stored on the customer computer system in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system;

(v)	causes the customer computer system to communicate with another computer system, or with any other device, without the authorization of the owner or an authorized user of the customer computer system;

(vi)	installs a computer program that may be activated by a third party without the knowledge of the owner or an authorized user of the customer computer system.

(l) Use of Open Source Code. Section 2.15(l)(i) of the Disclosure Schedule accurately identifies and describes each item of Licensed Software that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (an “Open Source License”). Except as set forth in Section 2.15(l)(ii) of the Disclosure Schedule, neither the Company nor any Subsidiary has used, modified, executed or distributed any software that is subject to an Open Source License in a manner that: (i) could or does require (or could or does condition the use or distribution of such software on) the disclosure, licensing or distribution of any source code for any Company Software or Licensed Software licensed to the Company or any Subsidiary; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company Software or Licensed Software licensed to the Company or any Subsidiary. Except as set forth in Section 2.15(l)(iii) of the Disclosure Schedule, each of the Company and its Subsidiaries has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(m) No License of Source Code. Section 2.15(m) of the Disclosure Schedule, describes those locations outside of the Company’s facilities where the source code of the Company Software is stored. No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who was not, at the applicable time, an employee or contractor of the Company or any Subsidiary. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, at the applicable time, an employee or contractor of the Company or any Subsidiary. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, at the applicable time, an employee or contractor of the Company or any Subsidiary.

(n) Personal Data. Section 2.15(n)(i) of the Disclosure Schedule describes the types of Personal Data collected by or for the Company and its Subsidiaries and identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data that is maintained by or for the Company or any Subsidiary at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained with respect to each such database. Except as set forth in Section 2.15(n)(ii) of the Disclosure Schedule, no breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the Personal Data or other data or information in any of the Company Databases.

(o) Privacy Policies. Section 2.15(o) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time since the inception of the Company and each Subsidiary and identifies the period of time during which such Company Privacy Policy was or has been in effect. Each of the Company and its Subsidiaries has complied with all of the Company Privacy Policies and all Privacy Legal Requirements. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement, nor the Company’s or the Subsidiaries’ collection, disclosure to Parent, possession, or use of any Personal Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Privacy Legal Requirement. Section 2.15(o) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been (i) received by the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement of any Privacy Legal Requirement and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence, or (ii) sent by the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement of any Privacy Legal Requirement and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(p) Personal Data Processing Agreements. The Company has provided to Parent a complete and accurate copy of each standard form of Company Personal Data Processing Contract used by the Company or any Subsidiary at any time, including each standard form of: (i) data, storage or hosting agreement; or (ii) professional services, outsourced services, or consulting agreement containing a Personal Data processing provision. Section 2.15(p) of the Disclosure Schedule accurately identifies each Company Personal Data Processing Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.

(q) Personal Data Protection Practices. Section 2.15(q) of the Disclosure Schedule sets out (i) a copy of all the forms of consent used by the Company or any Subsidiary in respect of the collection, use or disclosure of Personal Data, (ii) a description of the complaints process, and a list of all complaints or Claims received by the Company or any Subsidiary in respect of the Personal Data collected, used or disclosed by the Company or any Subsidiary, (iii) a description of the access and security safeguards in place in respect of the Personal Data, including computer security, password protection and physical security, employee training programs with respect to compliance with Privacy Legal Requirement and Personal Data retention and disposal programs, and (iv) a list of the individuals who were designated as responsible for overseeing the Company’s Privacy Policies and compliance with Privacy Legal Requirement.

(r) Use of Licensed IP. Except as set forth in Section 2.15(r) of the Disclosure Schedule, the Company and its Subsidiaries have valid and subsisting written licenses to use, incorporate, distribute, license, sublicense and provide access to customers in respect of the Licensed IP in the manner and to the extent undertaken by the Company and its Subsidiaries in the conduct of their businesses. Except as set forth in Section 2.15(r) of the Disclosure Schedule, no consents are required by the Company and its Subsidiaries from the applicable licensor of an item of Licensed IP or the applicable provider of a source of Social Media Content or Publicly-Available Internet Material to (i) license or sublicense the Company IP and the Licensed IP, and, (ii) make available the Social Media Content or Publicly-Available Internet Material from the Company’s and the Subsidiaries’ top twenty (20) sources of such material as set forth in Section 2.15(b)(iv) of the Disclosure Schedule, in the manner and to the extent undertaken by the Company and its Subsidiaries in the conduct of their businesses. The terms, conditions and restrictions applicable to the procurement of all Licensed IP and Licensed Software which are used, incorporated, bundled, aggregated or otherwise combined with each proprietary product or service of the Company and its Subsidiaries, provide the Company and its Subsidiaries with the right to (i) distribute said proprietary products and services to its customers and potential customers in the ordinary course of business and (ii) grant run-time licenses to all such customers sufficient for the intended and expected use of the said products and services, in the case of both (i) and (ii) in the manner and to the extent undertaken by the Company and its Subsidiaries in the conduct of their businesses. For greater certainty, nothing in this Section 2.15(r) shall be construed as and nothing in this Section 2.15(r) shall constitute a representation or warranty by the Company or any of its Subsidiaries that the Licensed IP, Licensed Software, Social Media Content or Publicly-Available Internet Material does not infringe (directly, contributorily, by inducement or otherwise), misappropriate or otherwise violate any Intellectual Property Right of another Person (other than the applicable licensor or applicable provider, and other than where the Company had Knowledge of the cause of action being asserted in respect of such Licensed IP).

(s) Social Media Content. When crawling Publicly-Available Internet Material and Social Media Content the Company Software observes the following conventions: (i) disclosing the identity of the Company crawler using its user agent string (which includes a link to the Company website) so that a website owner can determine that the Company’s crawler has accessed the website owner’s site; (ii) causing the Company crawler to obey the then-current version of the robot exclusion standard

robots.txt (including support for non-standard, but widely supported, robots.txt directives such as wildcards (*) and anchors($)); (iii) causing the Company crawler to make friendly use of a website owner’s resources, such as limiting the rate of crawl if a site contains a significant amount of Publicly-Available Internet Material or Social Media Content; (iv) providing a manual exclusion process that allows a website owner to ask to be excluded from checks by the Company crawler; (v) complying with the applicable terms of use for any website, server or database from the Company’s top twenty (20) sources of Social Media Content as listed in Section 2.15(s) of the Disclosure Schedule), and (vi) complying with the Company’s additional web crawling policies as set forth at www.radian6.com/crawler. For Social Media Content that is made available by the operator of a Social Media Content site or platform via an API, the Company and its Subsidiaries comply with the terms of use applicable to such API or the written Contract executed between the Company or its applicable Subsidiary and the proprietor of such API, as the case may be. For Social Media Content that is made available to the Company or any of its Subsidiaries by a customer of the Company or any of its Subsidiaries, the Company and its Subsidiaries comply with the provisions of the applicable Customer Contract in respect to such Social Media Content. The Company products and services do not present Social Media Content in a manner that suggests that the Social Media Content originated from the Company. Moreover, for all of the foregoing instances, the Company and its Subsidiaries (A) shall have, at all times, timely and reasonably investigated and complied with all lawful assertions, requests or notifications received by the Company or any of its Subsidiaries concerning the identification of data, information or other materials, including Personal Data, that are contained in any Publicly-Available Internet Material and Social Media Content collected by the Company or any of its Subsidiaries and in which third-party Intellectual Property Rights or Personal Data subsist, including without limitation the prompt take-down, deletion or removal of such identified data, information or other materials, including Personal Data, by the Company and its Subsidiaries from their computer systems, databases and servers, or the prompt prevention by the Company and its Subsidiaries of further access thereto, to the extent any of the foregoing are legally prudent; and (B) shall not have knowingly, intentionally or wilfully engaged in any continuing acts of infringement, misappropriation or unlawful use in respect of third-party Intellectual Property Rights or Personal Data contained in any Publicly-Available Internet Material, once the Company or any of its Subsidiaries has been duly notified or has otherwise learned of the specific presence of same in such Publicly-Available Internet Material. The Company and its Subsidiaries have not provided replacement technology or mirrored platforms or access for the substantive functions of any Publicly-Available Internet Content platform or Social Media Content platform by means of any Company Software unless authorized by the said platform.

(t) Export Controls. Except as set forth in Section 2.15(t) of the Disclosure Schedule, the Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with all applicable import/export controls, laws and regulations in all countries in which the Company and each of its Subsidiaries conducts its business.

2.16 Agreements, Contracts and Commitments

List of Contracts. Section 2.16 of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract, (x) to which the Company or a Subsidiary is a party, (y) by which the Company or a Subsidiary or any of their assets is or may become bound or under which the Company or any Subsidiary has, or may become subject to, any obligation, or (z) under which the Company or any Subsidiary has or may acquire any right or interest, in each case as at the date of this Agreement,

(a) that is with one of the top 25 of the Material Customers during the last calendar year or the first three months of the current calendar year;

(b) pursuant to which the Company or any Subsidiary has been appointed a partner, OEM, VAR, reseller or distributor and is still in force, in whole or in part;

(c) pursuant to which the Company or any Subsidiary has appointed another party as a partner, OEM, VAR, reseller, or distributor and is still in force, in whole or in part;

(d) that is with the Company or any Subsidiary’s top 25 suppliers by spend during the last calendar year or the first three months of the current calendar year;

(e) imposing any restriction on the right or ability of the Company or any Subsidiary (i) to compete with any other Person, (ii) to acquire any product or other asset or any services from any other Person (aside from pursuant to any employee non-solicitation provisions which may appear in Contracts), to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (iii) to develop or distribute any technology;

(f) that is a Company Employee Plan;

(g) relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property or Intellectual Property Right, together with (i) the Intellectual Property or Intellectual Property Right that is the subject of such Contract (ii) whether the Intellectual Property or Intellectual Property Right is being licensed to or acquired by the Company or any Subsidiary, or licensed to or acquired by another Person, and (iii) the product or service of the Company or the applicable Subsidiary to which such Intellectual Property or Intellectual Property Right relates, excluding ordinary course licenses and rights of use conferred pursuant to Customer Contracts;

(h) relating to the acquisition, issuance or transfer of any securities of any third party;

(i) relating to the creation of any Lien with respect to any asset of the Company or any Subsidiary;

(j) involving or incorporating any guaranty, pledge, performance bond or completion bond, indemnity or any surety arrangement, other than indemnification provisions contained in (i)

Customer Contracts, and (ii) licenses or supplier Contracts entered into in the ordinary course of business;

(k) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(l) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Person required to be described in Section 2.17;

(m) constituting or relating to any (i) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (ii) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(n) that was entered into outside the ordinary course of business or was inconsistent with any past practices of the Company or the Subsidiary and which are of a material nature to the Company or the Subsidiary;

(o) other than Customer Contracts and other Contracts having a value in excess of $50,000, that has a term of more than 60 days and that may not be terminated by the Company or any Subsidiary (without penalty) within 60 days after the delivery of a termination notice by the Company or any Subsidiary and is of a material nature to the Company or any Subsidiary; and

(p) that contemplates or involves (i) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate per Contract or series of Contracts with the same party, or (ii) the performance of services having a value in excess of $100,000 in the aggregate per Contract or series of Contracts with the same party.

(q) The Contracts in the respective categories described in clauses (a) through (p) above, together with (i) Customer Contracts with the top 80 customers of the Company by monthly recurring revenue for the last calendar year and the first three months of the current calendar year, and (ii) any Contracts required to be listed in Section 2.15 of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”

(r) Delivery of Contracts. The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Section 2.15 of the Disclosure Schedule, including all amendments thereto. Section 2.16(r) of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Material Contract identified in Section 2.15 of the Disclosure Schedule is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(s) No Breach. Except as set forth in Section 2.16(s) of the Disclosure Schedule:

(i)	neither the Company nor any Subsidiary has violated or breached, or committed any default under, any Material Contract and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Material Contract;

(ii)	no event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any Person the right to accelerate the maturity or performance of any such Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)	neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

(iv)	neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract.

(t) No Renegotiation. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract, except such negotiations as occur in the ordinary course of business in connection with impending expiry or renewal of such contracts or changes in the business requirements of the parties thereto. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

(u) Proposed Contracts. Section 2.16(u) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company or any Subsidiary since January 1, 2011, which is out of the ordinary course of business and of a material nature.

2.17 Interested Party Transactions. To the Knowledge of the Company, no officer, director, Shareholder or other shareholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party;

provided, however, that ownership of no more than one percent (1%) of the outstanding voting shares of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. The Company has not inquired of Summerhill Ventures 1 LP, BDC Capital Inc., or Brightspark Ventures II, LP with respect to their (or their respective managers’) portfolio companies’ use of products or services furnished by the Company. To the Knowledge of the Company, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

2.18 Governmental Authorization. Except as set out in Schedule 2.18 of the Disclosure Schedule, each consent, license, permit, grant or other authorization (other than those covered by Section 2.15(t) hereof) (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties, or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Transaction.

2.19 Litigation. There is no action, suit, claim or proceeding of any nature of which the Company has received notice or, to the Knowledge of the Company, that is pending or threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation, audit or other proceeding of which the Company has received notice or, to the Knowledge of the Company, that is pending or threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature of which the Company has received notice or, to the Knowledge of the Company, that is pending or threatened, against any Person who has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20 Minute Books. The minute books of the Company and each of its Subsidiaries have been Made Available and are up-to-date. The minutes of the Company and each of its Subsidiaries contain complete and accurate records of all actions taken, and summaries of all meetings held, by the respective shareholders and the Board of Directors of the Company and each of its Subsidiaries

(and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21	Environmental Matters.

(a) Hazardous Substances. Neither the Company nor any of its Subsidiaries has (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) has caused or permitted the release of any Hazardous Substances in contravention of any Environmental Laws from, at, on or under or migrating from or onto the Leased Real Property or any property currently or formerly owned, leased or occupied by the Company or its Subsidiaries. To the Knowledge of the Company, no Hazardous Substances are present in, on or under or migrating from or onto any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Substances. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Substances in violation of any Environmental Laws or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Substance in contravention of any Environmental Laws.

(c) Compliance with Environmental Laws. The Company, its business and its assets, and each of the Company’s Subsidiaries and their respective business and assets, have been and are in compliance with Environmental Laws and to the Knowledge of the Company there are no facts that could give rise to a notice of non-compliance with any Environmental Laws.

(d) Permits. The Company and each of its Subsidiaries (i) currently hold all environmental approvals, permits, authorizations, certificates, licenses, clearances and consents (the “Environmental Permits”) required under Environmental Laws for the conduct of their respective activities and businesses as such activities and businesses are currently being conducted, (ii) each of such Environmental Permits are in full force and effect and (iii) the Company and each of its Subsidiaries are in compliance with all their respective obligations with respect thereto.

(e) Environmental Liabilities. The Company has received no notice of any action, proceeding, revocation proceeding, amendment procedure, infraction, writ, injunction or claim, nor to the Knowledge of the Company is there any pending or threatened, concerning any Environmental Permit or Hazardous Substances of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance which could result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.

(f) Reports and Records. The Company and each of its Subsidiaries have Made Available all records, analyses and monitoring data, if any, for soil, groundwater, air emissions, wastewater discharges, surface waters and Hazardous Substances in the Company’s or each such Subsidiary’s possession relating to the Company’s and each of its Subsidiaries’ business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by Legal Requirements with respect to this Transaction.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22(i) of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.22(ii) of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.23	Employee Benefit Plans and Compensation

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by the Company or any Subsidiary for the benefit of any of the employees, former employees or dependent or independent contractors of the Company or any Subsidiary or their respective dependants or beneficiaries, including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company or any Subsidiary is obliged to contribute or comply including the Canada Pension Plan, or plans administered pursuant to applicable federal or provincial health, worker’s compensation or employment insurance legislation.

“Employee” shall mean any current or former employee, consultant, independent contractor or director or officer of the Company or any Subsidiary.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation,

expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits or setting out terms and conditions of employment) between the Company or any Subsidiary and any Employee.

(b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement as of the date hereof. Neither the Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, as of the date hereof no employee listed on Section 2.23(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries as of the date hereof.

(c) Documents. The Company and each of its Subsidiaries has Made Available (i) correct and complete and up-to-date copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto, (ii) all summary descriptions of the Company Employee Plans provided to past or present participants therein, (iii) all contracts relating to Company Employee Plans with respect to which the Company may have any liability, including all funding agreements, insurance contracts, investment management contracts, subscription and participation agreements, record keeping agreements and other services agreements; (iv) as applicable, the two most recent actuarial reports and the financial statements for each Company Employee Plan, (iv) evidence of any registration in respect of Company Employee Plans, (v) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, and (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan. To the Knowledge of the Company, there is no fact, condition or circumstance since the date of the documents provided in accordance with this Section 2.23(c) which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or to provide increased benefits thereunder to any of the Employees, except as required by applicable legislation.

(d) Employee Plan Compliance.

(i)	All of the Company Employee Plans are, and have been since their establishment, duly registered where required by applicable legislation and are in good standing thereunder (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status), and have been administered in compliance with their terms and all applicable legislation and administrative guidelines issued by the regulatory authorities.

(ii)	All contracts in respect of the Company Employee Plans are valid, and to the Knowledge of the Company, the Company can enforce such contracts or cause such contracts to be enforced.

(iii)	Except as permitted by the Company Employee Plans, their applicable funding agreements and applicable legislation, there has been no withdrawal of assets or any other amounts from any of the Company Employee Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Company Employee Plans.

(iv)	All employer contribution holidays have been permitted by the terms of the Company Employee Plans and have been in accordance with applicable legislation.

(v)	All employer and employee obligations in respect of the Company Employee Plans, including payments, contributions and premiums required under applicable legislation and their terms have been satisfied and there are no outstanding defaults or violations in respect thereof.

(vi)	There are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings of which the Company has received notice or , to the Knowledge of the Company, that is pending or threatened with respect to the Company Employee Plans against the Company, the funding agent, the insurers or the fund of such Company Employee Plans, other than claims for benefits in the ordinary course.

(vii)	No order has been made or notice given pursuant to any applicable legislation requiring (or proposing to require) the Company to take (or refrain from taking) any action in respect of any Company Employee Plans, and no event has occurred and no condition or circumstance exists that has resulted or, to the Knowledge of the Company could reasonably result in any Company Employee Plan (a) being ordered or required to be terminated or wound-up in whole or in part, (b) have its registration under any applicable legislation refused or revoked, (c) being placed under the administration of any trustee or any regulatory authority or (d) being required to pay any material taxes or penalties under any applicable legislation.

(viii)	The premiums payable by the Company for Employee Plans have been paid in accordance with their terms and all applicable legislation and generally accepted actuarial principles and practices.

(ix)	To the Knowledge of the Company, no event has occurred and there has been no failure to act on the part of the Company, any funding agent or any administrator of any of the Company Employee Plans that could subject the Company or the fund of any Company Employee Plan to the imposition of any tax, penalty or other disability with respect to any Company Employee Plan, whether by way of indemnity or otherwise.

(x)	The Company is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e) No Multi-Employer Plans. The Company has no obligation in respect of any Company Employee Plans that are multi-employer pension plans or multi-employer benefit plans.

(f) No Defined Benefit Pension Plan. Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in, or contributed to, a defined benefit pension plan.

(g) No Self-Insured Plan. Neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(h) No Post-Employment Obligations. Other than the obligation to continue benefits for any period of notice required by law or contract, Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, and no former Employee is receiving or is scheduled to receive (or spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company.

(i) Pay/Employment Equity. To the extent required by applicable laws, the Company has prepared and posted (i) a pay equity plan for all Employees and has made all necessary adjustments pursuant to such pay equity plan in full compliance with the applicable pay equity legislation, and the Company has fully disclosed to Parent the terms pertaining thereto, and (ii) an employment equity plan for all Employees.

(j) Effect of Transaction. Other than notice, termination or severance entitlements required by law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(k) Employment Matters. The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, provincial and municipal laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, taxation, human rights, pay equity, employment equity, employment or labor standards, immigration, employee health and safety, workers’ compensation, and in each case, with respect to Employees (i) has withheld, reported and remitted in all material respects all amounts required by law or by agreement to be withheld, reported and/or remitted with respect to wages, salaries and other payments to Employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment or contribution to any plan, program, agency or other fund governed by or maintained by or on behalf of any governmental authority, with respect to any Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters of which the Company has received notice or which are, to the Knowledge of the Company, pending or threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. Neither the Company nor any Subsidiary is subject to any judgment, agreement, decree or order with any federal, provincial, or municipal agency or governmental authority with respect to employment practices or any Employees. There are no liabilities of the Company to any Employee or former Employee, that result from the termination of such Employee’s employment or provision of services, other than those disclosed in Section 2.23(j). The Company has not direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.

(l) Labor. There is no strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any of its Subsidiaries of which the Company has received notice or that is, to the Knowledge of the Company, pending or threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances of which the Company has been notified or that are, to the Knowledge of the Company, pending, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the applicable labor relations legislation. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

(m) No Interference or Conflict. To the Knowledge of the Company, no shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, and its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed or that the Company or any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies have been paid, (or if instalment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies. Such policies (or other policies providing substantially similar coverage) have been in effect since its inception and remain in full force and effect. The Company does not have any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25 Compliance with Laws. Except as is not material in any case or in the aggregate, the Company and each of its Subsidiaries has complied with, and is not in violation of, any federal, provincial, local of foreign statute, law or regulation. The Company and each of its Subsidiaries has not received any notices of suspected, potential or actual violation with respect to, any federal, provincial, local or foreign statute, law or regulation.

2.26 Competition Act, Investment Canada Act and Hart-Scott-Rodino Antitrust Improvements Act

(a) The (i) aggregate value of all assets in Canada of the Company and corporations controlled by the Company and the (ii) annual gross revenues from sales in and from Canada generated from all such assets do not exceed, in either case, CAN$73 million as determined pursuant to subsection 110(3) of the Competition Act (Canada).

(b) The value of the assets of the Company, calculated in the manner prescribed by the Investment Canada Act (Canada), is less than CAN$312 million and none of the Company or any of its Subsidiaries is a cultural business (as such term is defined in the Investment Canada Act (Canada)).

(c) The Company is its own “Ultimate Parent Entity” as that term is defined under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder. The Company had less then $63.4 million in total revenue in or into the United States in its last fiscal year ended December 31, 2010. The Company regularly prepares unaudited balance sheets on a monthly basis; in its last such regularly-prepared balance sheet, dated February 28, the Company had less than $63.4 million in total assets in the United States. Immediately following the Closing, such Shareholder will own shares of Parent Common Stock with a value in excess of $63.4 million.

2.27 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDERS

Each of the Shareholders, severally but not jointly, hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the Disclosure Schedule and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Ownership of Company Shares. Such Shareholder is the sole registered and beneficial owner of the Company Shares designated as being owned by such Shareholder opposite such Shareholder’s name in Section 2.2(a) of the Disclosure Schedule. Such Company Shares owned by such Shareholder is not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Company Shares to any other Person. Such Shareholder has the sole right to transfer such Company Shares to Parent. Such Company Shares constitute all of the Company Shares owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire Company Shares. Upon the Effective Time, in exchange for the consideration paid pursuant to Section 1.2(c) hereof, Sub will receive good title to such Company Shares, free and clear of all Liens. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders other than as may appear in the provisions of the articles of incorporation, bylaws or other charter or organizational documents of the Company or its shareholders agreement.

3.2 Absence of Claims by the Shareholders. Such Shareholder does not have any claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

3.3 Litigation. There is no action, suit, claim or proceeding of any nature of which such Shareholder has notice or, to the Knowledge of such Shareholder, that is pending or threatened, against such Shareholder, arising out of or relating to (i) such Shareholder’s beneficial ownership of Company Shares or rights to acquire Company Shares, (ii) such Shareholder’s capacity as a Shareholder, (iii) the transactions contemplated by this Agreement, (iv) any contribution of assets (tangible and intangible) by such Shareholder (or any of its affiliates) to the Company (or any of its affiliates), or (v) any other agreement between such Shareholder (or any of its affiliates) and the Company (or any of its affiliates), nor to the Knowledge of such Shareholder is there any reasonable basis therefor. There is no investigation or other proceeding of which such Shareholder has notice or, to the Knowledge of such Shareholder, that is pending or threatened, against such Shareholder arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity, nor to the Knowledge of such Shareholder is there any reasonable basis therefor. There is no action, suit, claim or proceeding of which such Shareholder has notice or, to the Knowledge of such Shareholder, that is pending or threatened, against such Shareholder with respect to which such Shareholder has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor to the Knowledge of such Shareholder are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.4 Authority. Such Shareholder, if it is an entity, has all requisite power and authority or, if such Shareholder is an individual, has capacity to enter into this Agreement and any Related Agreements to which it or he or she, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize the Agreement and any Related Agreements to which such Shareholder is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Shareholder is a party has been duly executed and delivered by such Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Shareholder, enforceable against each such party in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

3.5 No Conflict. The execution and delivery by such Shareholder of this Agreement and any Related Agreement to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any provision of the articles of incorporation, bylaws or other charter or organizational documents of such Shareholder if such Shareholder is an entity, (ii) any Material Contract to which such Shareholder or any of such Shareholder’s properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or such Shareholder’ properties or assets.

3.6 Residency. Except in the case of Summerhill Ventures 1 LP, such Shareholder (i) is not a U.S. Person, (ii) is not acquiring Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement for the account or benefit of any U.S. Person, (iii) is not, at the time of execution of this Agreement, and will not be, at the time of the Closing, in the United States and (iv) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

3.7 Restricted Securities. Such Shareholder understands that the Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the such Shareholder’s representations as expressed herein. Such Shareholder understands that the Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement is a “restricted security” under applicable United States federal and state securities laws and that, pursuant to these laws, such Shareholder must hold the Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement until it is registered with the SEC and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. The foregoing representation and warranty is made without derogating from the Parent’s obligations under Section 6.20 hereof.

3.8 Legends. Such Shareholder understands that Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement may bear the following legend and that the transfer agent for Parent Common Stock may be instructed that Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement is subject to the terms of such legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

3.9 Accredited Investors. Each Shareholder that is a U.S. Person (as set forth in Section 2.2(a) of the Disclosure Schedule) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial affairs that such Shareholder is capable of evaluating the merits and risks of an investment in Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement. Each such Shareholder, with respect to Parent Common Stock to be acquired by such Shareholder hereunder, is not an “underwriter” within the meaning of Section 2(11) of the Securities Act and is acquiring such shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

3.10 No General Solicitation. Neither such Shareholder, nor, if applicable, any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, (b) published any advertisement or (c) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, in any case in connection with the offer and sale of Parent Common Stock to be issued pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of New Brunswick. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent (a “Parent Material Adverse Effect”).

4.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair or delay Parent’s ability to complete the Transaction and, (ii) the filing of the S-3 Registration Statement as set forth in Section 6.20 and of a registration on Form S-8 as set forth in Section 6.19; and, (iii) the listing of the shares of Parent Common Stock to be issued pursuant to this Agreement with the New York Stock Exchange.

4.4 Parent Common Stock. The Parent Common Stock which constitutes the Aggregate Parent Stock Consideration has been duly authorized, and upon consummation of the Transaction, will be validly issued, fully paid and nonassessable.

4.5 Parent SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Parent with the SEC since January 31, 2010 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document. The financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the United States Securities Exchange Act of 1934, as amended) and fairly presented the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments). As of the date hereof, Parent is aware of no facts that would reasonably be expected to cause it to be ineligible to file the S-3 Registration Statement contemplated by Section 6.20 below or to have to delay or suspend the effectiveness of the S-3 Registration Statement as a result of an impending Adverse Disclosure.

4.6 Capital Resources. Parent has sufficient capital resources to pay the Total Share Consideration and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(q) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Disclosure Schedule or in the Financial Model, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent in accordance with Section 5.3 hereof, from and after the date of this Agreement:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) without the written consent of Parent, declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any securities of the Company or of any Subsidiary, or split, combine or reclassify any securities of the Company or of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any securities of the Company or of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any securities of the Company or of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for any securities of the Company or of any Subsidiary) except in accordance with the agreements evidencing Company Options and except for payment of the Preferred Share Preference as a return of capital;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any securities of the Company or of any of its Subsidiaries, or any equity-based awards (whether payable in cash, shares or otherwise), or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such securities or other convertible securities, except for (i) the issuance of Company Non-Voting Common Shares pursuant to the exercise of Company Options outstanding as of the date of this Agreement (including any amendments to such Company Options as are mutually agreed to by Parent and Company) and, (ii) grants of unvested Company Options under the Plan in the ordinary course of business consistent with past practice, with a per share exercise price at least equal to 100% of the fair market value of a Company Non-Voting Common Share, as determined in compliance with Legal Requirements, and with a standard Company vesting schedule that does not provide for acceleration upon termination of service or upon a change in control or similar event (including upon any additional or subsequent event);

(d) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(e) make or agree to make any capital expenditure or commitment exceeding $50,000 individually or $100,000 in the aggregate;

(f) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or of any of its Subsidiaries or any business enterprise or division thereof outside the ordinary course of the business of the Company or its Subsidiary, as the case may be, and consistent with past practice;

(g) other than non-exclusive licenses or service contracts under standard forms of customer agreements (which forms have been Made Available to Parent) in the ordinary course of business consistent with past practice, enter into any Contract, or modification of amendment of any Contract, for the (i) sale, lease, license or transfer of any Company IP with any Person or with respect to the technology of any Person, (ii) purchase or license of any Intellectual Property Rights or with respect to the Intellectual Property Rights of any Person, (iii) the development of any technology with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any of its Subsidiaries;

(h) enter into any agreement, contract or commitment containing a restriction of the type described in Section 2.13;

(i) grant any Lien;

(j) enter into any Contract material to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice including the hiring of employees;

(k) incur any indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), or amend the terms of any outstanding loan agreement, guarantee or any indebtedness of any Person;

(l) except for advances to employees for travel and business expenses in the ordinary course of the Company’s business consistent with past practices, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement, or issue or sell any debt securities or guarantee any debt securities of any Person;

(m) waive or release any material right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their respective businesses, properties or assets;

(o) pay, discharge, waive or satisfy any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities incurred in the ordinary course of business;

(p) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(q) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return unless a copy of such Tax Return has been Made Available for review a reasonable time prior to filing and Parent has approved such Tax Return;

(r) adopt or amend any Company Employee Plan, including any indemnification agreement or enter into or amend any Employee Agreement other than entry into at-will employment arrangements with new hires in the ordinary course of the Company’s business consistent with past practice;

(s) make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment or other Change in Control Payments, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer or other employee of the Company or any Subsidiary, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 5.1(s) of the Disclosure Schedule and annual salary increases for non-officer employees in the ordinary course of the Company’s business consistent with past practice;

(t) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding Company Options except in accordance with the terms of the Plan and individual option agreements as they exist as of the date hereof;

(u) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(v) terminate, materially amend or otherwise materially modify (or agree to do so), materially violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedule; or

(w) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(v) hereof, or any other action that would (i) prevent the Company or any of the Shareholders from performing, or cause the Company or any of the Shareholders not to perform, their respective covenants or agreements hereunder or (ii) cause or result in any of their respective representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation. (a) Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, neither the Company nor the Shareholders shall (nor shall the Company or the Shareholders permit, as applicable, any of their respective officers, directors, employees, shareholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent, Sub and their designees: (A) solicit, knowingly encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to (x) acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any amount of the Company Shares or securities of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (y) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than a commercial or strategic relationship in the ordinary course of business), including, without limitation, any new financing, investment round or recapitalization of the Company, or (z) any similar transaction that is not in the ordinary course of business, (B) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (C) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Shares or assets of the Company and its Subsidiaries, or (D) enter into any agreement with any person providing for the acquisition of the Company (other than the sale of products and services in the ordinary course of business) or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (A), (B), (C) or (D) above. In the event that the Company, any Shareholder, or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 9.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (A), (C), or (D) above, or any request for disclosure or access as referenced in clause (B) above, the Company or such Shareholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(b) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company or any Shareholder shall be deemed to be a breach of this Agreement by the Company or such Shareholder, as the case may be.

5.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which, without the written consent of Parent, would be prohibited pursuant to Section 5.1 hereof, prior to taking such action the Company may request such written consent by sending an e-mail to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Vice President, Corporate Development

Telephone: (415) 901-5092

E-mail address: raytay@salesforce.com

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction in accordance with the terms and provisions hereof.

6.2 Confidentiality. Each of the Shareholders shall keep confidential and shall not disclose (other than to its representatives on a need-to-know basis) the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby. In this regard, the Company and each Party acknowledges that Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Shareholders acknowledge and agree not to engage in any discussions, correspondence or transactions in Parent Common Stock in violation of applicable securities laws. The Parties acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of any Party or becomes available on a non-confidential basis from a source other than a Party owing a duty of confidentiality so long as such source is not known by any Party to be bound by a confidentiality agreement with or other obligations of secrecy to a Party or required to be disclosed by a Government Entity. The Parties hereby agree that the confidentiality obligations outlined in this Section 6.2 shall be in addition to, and not in substitution for, the Confidentiality Agreement dated as of May 6, 2010 (the “Confidential Disclosure Agreement”), between the Company and Parent. In the event of a breach of the confidentiality obligations hereunder by any Party, the injured Party, in addition to all other available remedies, will be entitled to injunctive relief to enforce the provisions of this Section in any court of competent jurisdiction. For greater certainty, the Parties agree that the institutional Shareholders may disclose information hereunder to the extent that their reporting obligations to their investors require communications provide that such communications will contain no more information regarding the subject matter of this Agreement than is contractually required to be disclosed (provided the name of the Parent and Sub shall not be provided prior to the public release of the press release announcing the Transaction)).

6.3 Public Disclosure. Neither the Company nor the Shareholders (other than the institutional Shareholders to the extent of their reporting obligations to their investors require communications which will contain no more information regarding the subject matter of this Agreement than is contractually required to be disclosed (provided the name of the Parent and Sub shall not be provided prior to the public release of the press release announcing the Transaction)) nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent may issue public statements or communications in connection with the Transaction, including a press release to announce the transaction which will be released immediately after the signing of this Agreement, provided that Parent has provided the Company with a reasonable opportunity to comment on such release, statements or communications prior to their issuance to the extent that they are issued or made prior to Closing.

6.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction contemplated hereby, to cause all conditions to the obligations of the other parties hereto required to effect the Transaction to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transaction for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries, or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing herein shall require Parent to litigate with any Governmental Entity.

6.5 Notification of Certain Matters. Each of the Company, on the one hand, and the Parent, on the other hand, shall give prompt notice to the other party of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the notifying party to be untrue or inaccurate such that the conditions set forth in Article VII would not be satisfied, and (ii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Article VII would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (A) limit or otherwise affect any remedies available to the party receiving such notice or (B) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a Party pursuant to this Section 6.5, however, shall be deemed, in the case of the Company, to amend or supplement the Disclosure Schedule, or, in the case of the Company or the Parent, prevent or cure any misrepresentations, breach of warranty or breach of covenant by such Party.

6.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transaction as contemplated hereby.

6.7 Payment of the Preference on the Company Preferred Shares. The Preferred Share Preference shall be paid in cash contemporaneously with the Closing as a return of capital as provided in Section 1.2(c) hereof.

6.8 Notice to Holders of Company Options. Within five (5) Business Days following the date hereof, the Company shall deliver notice to the holders of Company Options, which such notice shall be in compliance with the terms of such Company Options, that the Company Options will be treated as set forth in Section 1.2(e)(i) and Section 1.2(e)(ii), and as otherwise set forth herein in respect of the Participating Optionholders. Any materials to be submitted to the holders of Company Options in connection with the notice required under this Section 6.8 shall be subject to prior review and approval by Parent.

6.9 No Acceleration of Company Options. The Board of Directors of the Company shall not accelerate the vesting of any Company Options provided that it is acknowledged by Diamond that certain Company Options issued prior to the date hereof will be automatically accelerated in accordance with their terms upon Closing of the Transaction, and such acceleration shall not constitute a breach of this Section 6.9.

6.10 Participating Optionholder Intervention. The Company shall use its best commercial efforts to cause each Participating Optionholder or its duly authorised agent (including, for greater certainty, the Company pursuant to the Plan), who is not already a party to this Agreement, to have entered into and executed, prior to Closing, an instrument (the “Participating Optionholder Instrument”) (in form and content reasonably acceptable to Parent) pursuant to which the Participating Optionholder irrevocably agrees to be bound by and to adhere to the applicable terms and conditions of this Agreement.

6.11 General Consents. The Company shall use all reasonable efforts to obtain all necessary consents, modifications, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Transaction or for any such Contract to remain in full force and effect. Such consents, modifications, waivers and approvals shall be in a commercially reasonable form acceptable to Parent. In the event the Transaction does not close for any reason (other than for termination of this Agreement by the Company as a result of a material breach by Parent of its representations, warranties or covenants hereunder), neither Parent nor Sub shall have any liability to the Company, the Shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

6.12 Specific Third Party Consents. The Company shall use its best commercial efforts to obtain, prior to the Closing, all necessary consents, waivers and approvals of parties to any Contract set forth in Section 6.12 of the Disclosure Schedule.

6.13 Directors and Officers Liability Insurance. The Company shall, prior to Closing, secure a directors’ and officers’ errors and omissions insurance coverage for current and former directors and officers and, if available, shareholders of the Company on “trailing” or “run-off” basis, for such duration no less than (six) 6 years as the Shareholder Representative and the Parent may agree, on terms and conditions that are satisfactory to the Shareholder Representative and Parent, each acting reasonably (but in any event, no worse than the terms currently in place as to amount and scope of coverage and deductible amount), such insurance coverage and the policies thereof to be fully pre-paid by the Company prior to the Effective Time.

6.14 IP Rights Assignments and Waivers for Independent Contractors. The Company shall use its best commercial efforts to obtain prior to Closing a valid, binding and enforceable assignment in writing of all Intellectual Property Rights that pertain to any contribution made to the Company IP or to the Company Software by the individuals listed in Section 6.14 of the Disclosure Schedule, together with a valid, binding and enforceable waiver in writing of moral rights that pertain to the said contributions, in each case in favour of the Company and its Subsidiaries.

6.15 Terminated Agreements. The Company shall terminate each of the agreements listed on Section 7.2(i) of the Disclosure Schedule (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Effective Time. The form and substance of such termination letter shall be provided by Parent and approved by the Company. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing on the Statement of Expenses. In the event the Transaction does not close for any reason, Parent shall not have any liability to the Company, the Shareholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

6.16 Proprietary Information and Inventions Assignment Agreement. The Company shall use commercially reasonable efforts to cause each current employee of the Company and its Subsidiary, who is not already a party to such an agreement, to have entered into and executed, and each person who becomes an employee of the Company or the Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information Agreement with the Company effective as of such employee’s first date of employment or service in the form of the Employee Proprietary Information Agreement. The Company shall use commercially reasonable efforts to cause each current consultant or contractor of the Company, who is not already a party to such an agreement or an agreement on substantially similar terms, to have entered into and executed, and each Person who becomes a consultant or contractor of the Company or the Subsidiary after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service in the form of the Consultant Proprietary Information Agreement.

6.17 Employee Offers. Prior to the Effective Time, Parent or Sub shall have extended an offer of employment to all Other Employees in the form substantially similar to the form previously delivered to the Company (an “Offer Letter”) to become an employee of Parent or Sub effective on the first Business Day after the Closing, on such terms and conditions reasonably acceptable to Parent or Sub in compliance with applicable laws, including the terms set out in Section 6.17 of the Disclosure Schedule, and no less favourable, in the aggregate, than the terms applicable to such Other Employees immediately prior to Closing.

6.18 Payment of Accrued Amounts. All vacation and/or paid time off that has been accrued but unused as at the Closing Date by any of the Employees, as well as accrued wages, pro-rated bonuses and other accrued but unpaid benefits as at the Closing Date of the Employees, will be paid out, by the Company, prior to the Closing.

6.19 S-8 Registration. On or immediately following the Closing, Parent agrees to file with the SEC (at its sole expense) a registration statement on Form S-8, if available for use by Parent, registering that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of all Company Options assumed by Parent pursuant to Section 1.2(e)(i) hereof that are eligible to be registered on Form S-8.

6.20 S-3 Registration.

(a) Parent agrees to file with the SEC (at its sole expense) a registration statement on Form S-3 (the “S-3 Registration Statement”), if available for use by Parent, registering the resale by the Shareholders of that number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable at Closing on account of the Aggregate Parent Stock Consideration. Parent shall file the S-3 Registration Statement:

(i)	on or immediately following the Closing Date, if the Closing occurs on a date prior to the commencement of the “no trade period” (the “Quiet Period”) pursuant to Parent’s insider trading policy (the “Blackout Policy”) preceding the date (the “Earnings Announcement Date”) of Parent’s announcement of its earnings for the period ended April 30, 2011 (the “Earnings Announcement”),

(ii)	on the fifth trading day on the New York Stock Exchange after the Earnings Announcement Date, if the Closing occurs on a date during the Quiet Period; or

(iii)	on or immediately following the Closing Date, if Closing occurs after the fifth trading day on the New York Stock Exchange after the Earnings Announcement Date;

(the applicable date by which the S-3 Registration Statement is to be filed, if available for use by Parent, pursuant to this sentence, the “S-3 Due Date”). Parent will use commercially reasonable efforts to keep the S-3 Registration Statement continuously effective until all shares of Parent Common Stock covered thereby have been sold or are eligible for sale under Rule 144 promulgated under the Securities Act without any limitation as to volume. Parent shall notify the Shareholders

(other than the Founders) and the Shareholder Representative, promptly after it shall receive notice thereof, of the date and time the S-3 Registration Statement and each post-effective amendment to such S-3 Registration Statement becomes effective or a supplement to any prospectus forming a part of such S-3 Registration Statement has been filed; and Parent shall take all reasonable efforts to cause its transfer agent within three (3) Business Days after delivery of a customary written request by a Shareholder or its broker (accompanied by customary supporting representation letters and similar materials, including such materials customarily required for delivery of an opinion of Parent counsel) upon the sale by such Shareholder of any shares of Parent Common Stock constituting Per Share Parent Stock Consideration that are sold pursuant to the effective S-3 Registration Statement to remove the book entry restrictions containing the substance of the legends described in Section 3.8 hereof with respect to such shares, if applicable (including without limitation taking all reasonable efforts to cause its counsel to issue customary opinions upon receipt of customary supporting materials from the applicable Shareholder and its broker), and otherwise facilitate the movement of such shares from restricted to unrestricted accounts at the request of any Shareholder upon such sale , and to promptly respond to any reasonable broker’s inquiries in connection therewith made of Parent and to take such other reasonable and customary steps in connection therewith (such as using all reasonable efforts to cause its transfer agent to be reasonably available for conference calls and otherwise coordinate directly with brokers) as are within Parent’s control in connection with such sales, in each case with a view to reasonably assisting the Shareholders to complete such sale during such period of effectiveness.

(b) Parent shall indemnify and hold harmless each Shareholder whose shares of Parent Common Stock are included in the S-3 Registration Statement, each of its officers, directors and partners and each person controlling such Shareholder within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which such Shareholder, or any such officer, director, partner or controlling person may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the S-3 Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and Parent will reimburse each such Shareholder and each of its officers, directors and partners and each person controlling such Shareholder, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that Parent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such Shareholder specifically for use in the preparation of the S-3 Registration Statement, or (ii) the failure of such Shareholder to comply with the covenants and agreements applicable to such Shareholder.

(c) Each Shareholder shall, if such Shareholder’s shares of Parent Common Stock are included in the S-3 Registration Statement, severally as to such Shareholder only and not jointly, indemnify and hold harmless Parent, each of its officers, directors and partners and each person controlling Parent within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities to which Parent, or any such officer, director, partner or controlling person may become subject (under the Securities Act or otherwise) to the extent that (i) such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the S-3 Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (as such, an “S-3 Misstatement or Omission”), and (ii) such S-3 Misstatement or Omission is made in reliance upon and in conformity with information furnished to Parent in writing by such Shareholder and stated by such Shareholder to be for the specific purpose of use in such S-3 Registration Statement, and subject to the foregoing such Shareholder will reimburse Parent and each of its officers, directors and partners and each person controlling Parent, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that the several liability of each Shareholder under this Section 6.20(c) shall be limited to an amount equal to the net proceeds of the shares sold by such Shareholder hereunder, unless such liability arises out of or is based on fraud or intentional misconduct by such Shareholder. Each Shareholder shall furnish in writing to Parent, acknowledging that such information is for the specific purpose of use in the S-3 Registration Statement, such customary information regarding such Shareholder, the shares of Parent Common Stock held by it and the distribution proposed by such Shareholder as Parent may reasonably request and as shall be reasonably required in connection with the S-3 Registration Statement.

(d) Each party entitled to indemnification under this Section 6.20 (the “S-3 Indemnified Party”) shall give notice to the party required to provide indemnification (the “S-3 Indemnifying Party”) promptly after such S-3 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the S-3 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the S-3 Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the S-3 Indemnified Party (whose approval shall not unreasonably be withheld), and the S-3 Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any S-3 Indemnified Party to give notice as provided herein shall not relieve the S-3 Indemnifying Party of its obligations under this Agreement unless the failure to file such notice is materially prejudicial to an S-3 Indemnifying Party’s ability to defend such action and provided further, that the S-3 Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No S-3 Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each S-3 Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such S-3 Indemnified Party of a release from all liability in respect to such claim or litigation. The provisions of this Section 6.20 shall govern any indemnification pursuant to this Section 6.20, notwithstanding the provisions of Article VIII or any other provisions hereof.

(e) Notwithstanding the provisions of this Section 6.20 but subject to Section 6.20(i), if the filing, initial effectiveness or continued use of the S-3 Registration Statement at any time would require Parent to make an Adverse Disclosure, then Parent may, upon giving written notice of such to the Shareholder Representative, delay the filing or initial effectiveness of, or suspend use of, the S-3 Registration Statement, provided that Parent shall not be permitted to do so for more than 90 days in the aggregate. In the event that Parent exercises its rights under the preceding sentence, the Shareholders agree to immediately suspend their use of the S-3 Registration Statement and any prospectus thereunder in connection with any sale or offer to sell Parent Common Stock. Parent agrees to end its delay of filing or initial effectiveness or suspension of use of the S-3 Registration Statement as provided in this Section 6.20(e) promptly after the termination of any requirement to make an Adverse Disclosure giving rise to such a delay or suspension.

(f) In the event that (i) the Closing occurs during the Quiet Period, and (ii) the Quiet Period Trading Price is equal to or less than 80% of the Parent Trading Price, then Parent will, within 30 days of the date on which the S-3 Registration Statement is filed, pay to each Shareholder (other than Founders and any other Shareholder who was subject to the Blackout Policy applicable in respect of the earnings announced on the Earnings Announcement Date) at the account designated by such Shareholder an amount equal to its S-3 Pro Rata Portion of an aggregate amount equal to the lesser of (x) $10,000,000, and (y) the amount determined by the following formula:

[(0.8 x Parent Trading Price) – Quiet Period Trading Price] x [Aggregate Parent Stock Consideration – Number of shares of Parent Common Stock issued at Closing to the Founders and any other Shareholder who was subject to the Blackout Policy applicable in respect of the earnings announced on the Earnings Announcement Date]

(g) Parent shall promptly notify (i) prior to Closing, the Company, or (ii) after Closing until such time as Parent is no longer required to maintain the effectiveness of the S-3 Registration Statement, the Shareholders and the Shareholder Representative, if in either case it becomes aware of any Adverse Disclosure. The Company, each Shareholder and the Shareholder Representative shall keep the fact that Parent has given notice of an Adverse Disclosure or otherwise suspended the filing or use of the S-3 Registration Statement pursuant to Section 6.20(e) and any non-public information provided by Parent in connection therewith, confidential, shall not disclose or reveal any such information to any person or entity and shall not use such information for securities trading or any other purpose.

(h) Without limiting Parent’s obligations herein, each Shareholder agrees that until the end of the six-month period following the Closing, such Shareholder and its agents and representatives have not, and will not, solicit offers to buy, offer for sale, sell or engage in hedging transaction with regard to any of Parent Common Stock to be acquired by such Shareholder pursuant to this Agreement or any beneficial interest therein unless such solicitation, offer, sale or engagement in hedging transactions was or is made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

(i) If,

(i)	as of the S-3 Due Date, Form S-3 is not available for use by Parent or an Adverse Disclosure exists which prevents filing of the S-3 Registration Statement;

(ii)	the S-3 Registration is filed and becomes effective, but after the S-3 Due Date, the S-3 Registration is suspended at any time before it has been effective for at least 15 consecutive calendar days,

(iii)	the effectiveness of the S-3 Registration Statement is suspended pursuant to Section 6.20(e), other than a suspension under clause (ii) above, and such suspension continues for a period of more than (ninety) 90 days,

Parent shall in any such event promptly give written notice of such event to the Shareholders (other than the Founders) and the Shareholder Representative (an “S-3 Unavailability Notice”). Following receipt of an S-3 Unavailability Notice, the Shareholders shall transfer and deliver to Parent the shares of Parent Common Stock constituting the Per Share Parent Stock Consideration (which, for greater certainty, are the restricted shares of Parent Company Stock received at Closing, and no other shares of Parent Company Stock), duly endorsed for transfer to Parent, together with such other transfer documentation reasonably requested by Parent at the time of its delivery of the S-3 Unavailability Notice, as promptly as practicable and, in any event, within (ten) 10 Business Days of the date of the S-3 Unavailability Notice. Subject to receipt of such shares of Parent Common Stock and related documentation and compliance with applicable law, Parent will promptly pay or cause to be paid to each of the Shareholders, an amount in cash, without interest, equal to the Parent Trading Price multiplied by the number of shares of Parent Common Stock so transferred to Parent and Parent shall thereupon have no further obligations to such Shareholders pursuant to this Section 6.20.

6.21 Closing Date Balance Sheet. The Company shall prepare and deliver the Closing Date Balance Sheet not less than three Business Days prior to the Closing Date and shall cause the Closing Date Balance Sheet to be attached to this Agreement. The Closing Date Balance Sheet shall set forth the Closing Date Balance Sheet Indebtedness. Any indebtedness for borrowed money, amounts payable pursuant to capital leases of the Company or guarantees of indebtedness of the Company and its Subsidiaries as of the Closing Date (including principal, accrued and unpaid interest on all such indebtedness and any penalties or premiums that would be associated with the full repayment and retirement of such indebtedness) that is not reflected on the Closing Date Balance Sheet and thus not part of the Indebtedness Adjustment Amount, if any (“Excess Debt”), shall be paid to Parent and shall not be limited to the Threshold Amount or the Deductible Amount. Any Aged Accounts Receivable of the Company and its Subsidiaries as of the Closing Date that is not reflected on the Statement of Aged Accounts Receivable, if any (“Excess Overdue AR”), shall be paid to Parent if, and only to the extent that, such Excess Overdue AR causes the Balance Sheet Adjustment Amount to be greater than zero, and shall not be limited to the Threshold Amount or the Deductible Amount. Parent shall have the right to require that the Excess Debt and Excess Overdue AR be paid to it (i) first, as an offset from any amount payable under the Aged Accounts Receivable

Adjustment pursuant to Section 1.5 hereof and (ii) thereafter from (A) the Escrow Fund or (B) the Shareholders and Participating Optionholders based on their respective Pro Rata Portion.

6.22 Expenses

(a) Whether or not the Transaction is consummated, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on its behalf in connection with the Transaction including:

(i)	all legal, accounting, tax, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Transaction Expenses”);

(ii)	any termination, pre-payments, balloon or similar payments (including penalties) of the Company on account of outstanding debt of the Company or resulting from the early termination of Contracts resulting from, or in connection with, the Transaction (“Debt Expenses”);

(iii)	any bonus, severance, change-in-control payments or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) of the Company to employees, consultants or other service providers resulting from, or in connection with, the Transaction arising other than as a result of actions taken by the Company, Parent or Sub after the Closing Date (“Employee Payments”); and

(iv)	any payments in connection with any change in control obligations resulting from or in connection with the Transaction, or any payment or consideration arising under any consents, waivers or approvals of any party under any Contract of the Company as are required in connection with the Transaction for any such agreement to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of contracts (“Change in Control Payments” and collectively with the Transaction Expenses, the Debt Expenses and the Employee Payments, the “Third Party Expenses”).

(b) The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the unpaid Third Party Expenses incurred by the Company as of the Closing Date, or anticipated to be incurred or payable by the Company after the Closing on the basis of actions taken or instructions given by the Company prior to Closing, not less than three Business Days prior to the Closing Date in a form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses will reflect all unpaid Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the Transaction (including any Third Party Expenses anticipated to be incurred after the Closing on the basis of actions taken or instructions given by the Company prior to Closing).

Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus are not part of the Third Party Expense Adjustment Amount, if any (“Excess Third Party Expenses”), shall be paid to Parent and shall not be limited by the Threshold Amount or the Deductible Amount. Parent shall have the right to require that the Excess Third Party Expenses be paid to it (i) first, as an offset from any amount payable under the Aged Accounts Receivable Adjustment pursuant to Section 1.5 hereof and (ii) thereafter from (A) from the Escrow Fund, or (B) from the Shareholders and Participating Optionholders directly based on their respective Pro Rata Portion.

(c) The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent unless accounted for as current liabilities in the Closing Date Balance Sheet. No Subsidiary shall incur any Third Party Expenses.

6.23 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) in a form reasonably satisfactory to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer of the Company as of the Closing and which shall include as of the Closing, (i) all Shareholders and their respective addresses, indicating whether such holder is a current or former employee of the Company, the number and type of Company Shares held by such Shareholder, the respective certificate numbers of Company Shares issued to such Shareholder, the date of acquisition of such Company Shares, Per Share Cash Consideration and Per Share Parent Stock Consideration to be paid to such Shareholder, the Pro Rata Portion of each Shareholder, the Preferred Share Preference Per Share amount to be paid to such Shareholder, if any, the S-3 Pro Rata Portion of each Shareholder, the amount of cash to be deposited into the Escrow Fund on behalf of such Shareholder pursuant to Section 1.2(d), and (ii) all holders of Company Options and their respective addresses, whether such holder is an employee, consultant, director or officer of the Company or of an Affiliated Entity (as defined in the Plan), the number of Company Non-Voting Common Shares underlying each such Company Option, the grant dates of such Company Options, the vesting schedule with respect to such Company Options, the strike price for each such Company Option, the Option Exchange Ratio, the aggregate Unvested Option Consideration, the number of Parent Options issuable pursuant to Section 1.2(e)(i) to each holder of Company Options that are outstanding, unvested and in-the-money immediately prior to the Effective Time, the portion of the Vested Option Consideration payable to each holder of Company Options that are outstanding, vested and in-the-money immediately prior to the Effective Time and if the holder of the Company Option is a Participating Optionholder, the amount of cash to be deposited into the Escrow Fund on behalf of such Participating Optionholder pursuant to Section 1.2(d) and the Pro Rata Portion of such Participating Optionholder. The Company shall deliver the Spreadsheet three Business Days prior to the Closing Date.

6.24 Release of Liens. The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Section 6.24 of the Disclosure Schedule other than Liens for equipment leases in the ordinary course.

6.25 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.26 Tax Periods Ending on or Before the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that have not been filed prior to the Closing Date. The Company shall permit the Shareholder Representative or its agents to review and comment on each such Tax Return described in the prior sentence at least 10 days prior to filing and shall make such revisions as are requested by the Shareholder Representative to such Tax Returns provided such revisions would not cause adverse consequences for a post-closing taxable period in the sole discretion of the Company. The Shareholders shall be responsible for all Taxes that relate to Pre-Closing Taxable Periods as determined under this Section 6.26, including, without limitation, Taxes resulting from any Contest and any amounts required to be paid in order for a Contest to proceed, and shall pay to (or as directed by) the Company amounts equal to such Taxes or other amounts and such payments shall be made in each applicable case by no later than ten (10) business days prior to the due date for paying such amount to the relevant Governmental Entity, provided that all such amounts ultimately refunded to the Company shall be for the account of the Shareholders and Participating Optionholders and the Company shall repay such amounts to the Shareholders and Participating Optionholders promptly upon receipt. All Tax Returns to be prepared pursuant to this Section 6.26 shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by law.

6.27 Tax Periods That Include But Do Not End on the Closing Date. The Company shall cause to be prepared and filed any Tax Returns of the Company for taxable periods that include but do not end on the Closing Date (a “Straddle Period”). The Shareholders shall be responsible for the portions of such Taxes which relate to the portions of such taxable periods ending on the Closing Date (which portion shall be treated as a Pre-Closing Taxable Period), without limitation, Taxes resulting from any Contest, and shall pay to (or as directed by) the Company any such Taxes of the Company except to the extent that such Taxes are taken into account in the final determination of the Balance Sheet Adjustment Amount. Such payments shall be made no later than ten (10) business days prior to the due date for paying such amount of Taxes to the relevant Governmental Entity. For purposes of this Section 6.27, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended at the close of business on the Closing Date. Any credits relating to a Straddle Period shall be allocated on a basis consistent with the allocations made pursuant to the preceding sentence.

6.28 Cooperation on Tax Matters. The Parent and the Company shall cooperate fully, to the extent reasonably requested by the others, in connection with the filing of any Tax Returns, and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.29 Refunds and Credits. Any refund or credit of Taxes of the Company directly attributable to a Pre-Closing Taxable Period, to the extent not on the Closing Date Balance Sheet, shall be for the account of Shareholders and Participating Optionholders. All other refunds or credits with respect to Taxes shall be for the account of the Company.

6.30 Control of Audits. After the Closing Date, except as set forth in the next sentence, the Company shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company (each, a “Contest”). In the case of a Contest after the Closing Date that relates solely to Pre-Closing Taxable Periods and in respect of which the Shareholders acknowledge their liability pursuant to Article VIII, the Company shall control the conduct of such Contest, but the Shareholders and Participating Optionholders, through the Shareholder Representative, shall have the right to participate in such Contest at their own expense. The Company has full authority to settle, compromise and/or concede any portion of such Contest without the written consent of the Shareholders and Participating Optionholders; provided that such settlement, compromise and/or concession shall not be determinative of the indemnification obligations of the Shareholders and Participating Optionholders as set forth in Article VIII. Except as otherwise set forth herein, the terms of Section 8.6(a)(ii) shall apply to a Contest, mutatis mutandis.

6.31	Post Closing Covenants of the Parent.

(a) For a period of six (6) years following the Effective Time, the Company or its successor shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under applicable law, the Charter Documents and the documents listed in Section 6.31(a) of the Disclosure Schedule as in effect on the date hereof insofar as such indemnification provisions relate to the directors and officers of the Company (such directors and officers being herein referred to as the “Company Indemnitees”). The rights of each Company Indemnitee shall be enforceable by each such Company Indemnitee or his or her heirs, personal representatives, successors or assigns. Notwithstanding the foregoing, the obligations of the Company or its successor (i) shall be subject to any limitation imposed by applicable Legal Requirements and (ii) shall not be deemed to release any Company Indemnitee who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement, nor shall such Company Indemnitee have any right of contribution, indemnification or right of advancement from the Company or its successor with respect with any Loss claimed by any of the Indemnified Parties against such Company Indemnitee in his or her capacity as a Shareholder or Participating

Optionholder pursuant to this Agreement or any Related Agreement. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) The Parent hereby covenants and agrees with the Shareholders that, during the period commencing on the Closing Date and ending on the date that is 6 years from the Closing, it shall not take any actions to cancel, terminate, supplement, amend or let lapse the directors and officers and errors and omissions insurance policies referred to in Section 6.13 without the prior written consent of the Shareholder Representative, such policies having been fully pre-paid by the Company prior to the Closing.

6.32 Specified Matters. The Company shall take the steps required in Section 6.32 of the Disclosure Schedule.

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party to Effect the Transaction. The respective obligations of the Company, Shareholders, Parent and Sub to effect the Transaction shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting or preventing consummation of the Transaction.

(b) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Transactions contemplated hereby shall have been obtained, including those listed in Section 7.1(b) of the Disclosure Schedule.

7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company or the Shareholders in this Agreement that contain materiality qualifications, including “Company Material Adverse Effect” (other than materiality qualified representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) the representations and warranties of the Company or the Shareholders in this Agreement that do not contain materiality qualifications (other than such unqualified representations and warranties of the Company which speak as of a specified date, which shall be true and correct in all material respects as of such date) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (iii) the Company and each Shareholder shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the Balance Sheet Date.

(c) Unanimous Board Approval. This Agreement, and the Transaction contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, subject to the requirement for any director to abstain from voting due to conflict of interest, and the Shareholders who are not individuals (or by any other required corporate approval, as applicable), which unanimous approval shall not have been altered, modified, changed or revoked.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Sub, Parent or the Company or any Subsidiary, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Transaction or otherwise seeking any of the results set forth in Section 7.1(a) hereof.

(e) Form W-8. The Company shall have delivered to Parent a duly completed and executed Form W-8 for each Shareholder.

(f) Exercising Optionholder Intervention. The Company shall have delivered or caused to be delivered to Parent an intervention to this Agreement executed by all of the holders of Company Options who will have exercised Company Options between the date of this Agreement and the Effective Time, in the form attached as Exhibit B.

(g) Shareholder Intervention. The Company shall have delivered or caused to be delivered to Parent an intervention to this Agreement executed by all the Persons who will have acquired Company Shares from a Shareholder between the date of this Agreement and the Effective Time, in the form attached as Exhibit B.

(h) Participating Optionholder Instrument. The Company shall have delivered or caused to be delivered to Parent a Participating Optionholder Instrument executed by each of the Participating Optionholders (or their duly authorised agent).

(i) Termination of Agreements. The Company shall have terminated each of those agreements listed in Section 7.2(i) of the Disclosure Schedule effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect.

(j) Employment Arrangements. The conditions set forth in Section 7.2(j) of the Disclosure Schedule shall have been satisfied

(k) Non-Competition and Non-Solicitation Agreements. Each of the Persons listed in Section 7.2(k) of the Disclosure Schedule (which, for greater certainty, will exclude institutional Shareholders) shall have entered into a non-competition and non-solicitation agreement with Parent, which agreement shall be substantially in the form attached hereto as Exhibit C.

(l) Escrow Agreement. Each of the Shareholders, the Shareholder Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(m) Payment of Accrued Amounts. The Company shall have made all the payments contemplated in Section 6.18 to the Employees and shall have provided Parent with evidence of same.

(n) Resignation of Officers and Directors. Parent shall have received a duly executed director and officer resignation and release letter in the form of Exhibit D hereto from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

(o) Closing Date Balance Sheet. Parent shall have received from the Company the Closing Date Balance Sheet pursuant to Section 6.20 hereof three Business Days prior to the Closing Date.

(p) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses pursuant to Section 6.22 hereof three Business Days prior to the Closing Date.

(q) Statement of Aged Accounts Receivable. Parent shall have received from the Company the statement of Aged Accounts Receivable three Business Days prior to the Closing Date (the “Statement of Aged Account Receivable”).

(r) Spreadsheet. Parent shall have received from the Company three Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.23.

(s) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company in the form attached hereto as Exhibit E.

(t) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing (A) the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied, (B) the Company has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing and (C) the conditions to the obligations of Parent and Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(u) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Transaction was unanimously approved by the Board of Directors).

(v) Certificate of Good Standing. Parent shall have received a certificate of status issued by the Director under the New Brunswick Business Corporations Act, and a certificate of good standing or other equivalent certificate from the applicable Governmental Entity in each jurisdiction where the Company has offices, each of which is dated within two Business Days prior to Closing, with respect to the Company. Each Subsidiary shall have received and delivered to Parent a similar certification from the jurisdiction where it is incorporated or otherwise organized and the jurisdictions where it is required to be qualified to do business.

(w) Tax Returns. The Company and each of its Subsidiaries shall have filed all Tax Returns required to be filed by them for the fiscal years ended December 31, 2009 and December 31, 2010.

(x) Financial Statements. Parent shall have received the audited financial statements of the Company for the year ended December 31, 2010.

(y) Additional Conditions. The conditions set forth in Section 7.2(y) of the Disclosure Schedule shall have been satisfied.

7.3 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and each of the Shareholders to effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of each of the following condition, which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct in all material respects as of such date, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (it being understood that for purposes of determining the accuracy of such representations and warranties, any materiality qualifications contained in such representations and warranties, including “Parent Material Adverse Effect”, shall be disregarded), and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) No Material Adverse Effect. There shall not have occurred a Parent Material Adverse Effect since the date of this Agreement.

(c) Certificate of Parent. The Shareholder Representative shall have received a certificate from Parent, validly executed by the Chief Executive Officer of Parent for and on Parent’s behalf, to the effect that, as of the Closing (i) the conditions set forth in Section 7.3(a) have been satisfied, (ii) each of Parent and Sub has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing, and (iii) the conditions to the obligations of the Shareholders set forth in this Section 7.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(d) Escrow Agreement. Each of Parent, the Sub and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; ESCROW

8.1 Survival of Representations and Warranties

(a) The representations and warranties of the Company and the Shareholders contained in this Agreement or in any certificate delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date (the date of expiration of such twelve (12) month period, the “Survival Date”), other than the representations and warranties of the Company contained in Section 2.15 (Intellectual Property) which shall survive for a period of twenty-four (24) months from the Closing Date (the date of expiration of such twenty-four (24) month period, the “Extended Survival Date”), and shall in all cases thereafter terminate (except with respect to any claim asserted prior to the Survival Date or Extended Survival Date); provided, however, that (i) in the event of fraud or wilful or intentional misrepresentation with respect to a representation or warranty, such representation or warranty shall survive indefinitely, (ii) the representations and warranties of the Company and/or the Shareholders, as the case may be, contained in Section 2.2 (Company Capital Structure), Sections 2.4 and 3.4 (Authority), Sections 2.5 and 3.5 (No Conflict), Section 3.1 (Ownership of Company Shares), Section 3.6 (Residency), Section 3.7 (Restricted Securities), Section 3.8 (Legends), Section 3.9 (Accredited Investors), and Section 3.10 (No General Solicitation), shall survive indefinitely, and (iii) the representations and warranties of the Company contained in Section 2.12 (Tax Matters) shall survive until 90 days following the expiration of the applicable period for reassessment under applicable law (after giving effect to any extensions or waivers) (the representations and warranties set out in (ii) and (iii) above being together referred to as the “Special Representations and Warranties”).

(b) The representations and warranties of Parent and Sub contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement, shall survive until the Survival Date.

(c) For purposes hereof, fraud, wilful or intentional misrepresentation by any member of the Knowledge Group with respect to any of the representations or warranties of the Company in Article II of this Agreement shall be deemed to be fraud, wilful or intentional misrepresentation by the Company in respect of such representations and warranties and the Parent Indemnified Parties may pursue indemnification for such Company fraud, wilful or intentional misrepresentation from the Shareholder Indemnifying Parties in accordance with the terms of this Article VIII.

(d) For greater certainty, by virtue of the provisions of Sections 8.1(a) and 1.2(d)(i) hereof, it is the intention of the Parties that the Escrow Fund shall be available for the funding of claims for Losses pursuant to this Article VIII, including Losses in respect of matters set forth in Section 8.2(a)(x) of the Disclosure Schedule which shall firstly be claimed from the Escrow Fund and then secondly from the Special Escrow Fund, until (i) the Survival Date (except with respect to any claim asserted prior to the Survival Date), in the cases of claims for Losses based on all representations and warranties of the Company (other than as set forth in (ii)) and (ii) the Extended Survival Date (except with respect to any claim asserted prior to the Survival Date or Extended Survival Date), in the cases of claims for Losses based on (A) the representations and warranties of the Company contained in Section 2.15 (Intellectual Property), (B) the Special Representations and Warranties, (C) fraud, wilful or intentional misrepresentation and (D) the matters listed in Section 8.2(a) other than Sections 8.2(a)(i) and 8.2(a)(ii).

(e) It is the intention of the Parties that the Special Escrow Fund shall be solely available for the funding of claims for Losses pursuant to this Article VIII in respect of matters set forth in Section 8.2(a)(x) of the Disclosure Schedule, until the Extended Survival Date, and only to the extent the Escrow Fund has been exhausted.

8.2 Shareholder Indemnification

(a) Subject to Section 8.3, each of the Shareholders and Participating Optionholders agrees to severally but not jointly indemnify and hold harmless Parent and Sub and their respective officers, directors, affiliates, employees, agents and representatives, including the Company (the “Parent Indemnified Parties”) as to their respective Pro Rata Portion, against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and reasonable expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Parent Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of:

(i)	any breach or inaccuracy of a representation or warranty in respect of the Company contained in Article II of this Agreement or the certificates to be delivered pursuant to Sections 7.2(t) and 7.2(u) (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss, no effect will be given to any qualification as to “materiality” or a “Company Material Adverse Effect” contained therein, it being understood that such qualifications shall be given effect for purposes of determining whether a breach or inaccuracy exists or has occurred),

(ii)	in the case of a Shareholder, any breach or inaccuracy of a representation or warranty of such Shareholder contained in Article III of this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss, no effect will be given to any qualification as to “materiality” or a “Company Material Adverse Effect” contained therein, it being understood that such qualifications shall be given effect for purposes of determining whether a breach or inaccuracy exists or has occurred),

(iii)	any failure by the Company or such Shareholder to perform or comply with any covenant applicable to any of them contained in this Agreement,

(iv)	any fraud or wilful or intentional misrepresentation of the Company or any Shareholder with respect to any representation, warranty or covenant of the Company or any Shareholder contained in this Agreement or the certificates to be delivered pursuant to Sections 7.2(t) and 7.2(u),

(v)	the amount of Excess Liabilities, if any;

(vi)	the amount of any Excess Third Party Expenses, if any;

(vii)	the amount of any Excess Debt or Excess Overdue AR (subject to the provisions of Section 6.21), if any;

(viii)	any Taxes of the Company and its Subsidiaries attributable to a Pre-Closing Taxable Period or allocable (determined pursuant to Section 6.27) to the portion of a taxable period ending on the Closing Date for a Straddle Period, and all Transaction Payroll Taxes, to the extent not reflected in the calculation of the Balance Sheet Adjustment Amount; or

(ix)	the amount, if any, by which the unrestricted cash and cash equivalents held by the Company as set forth on the Closing Date Balance Sheet exceeds the actual amount of unrestricted cash and cash equivalents held by the Company as of the Closing Date;

(x)	the matters listed in Section 8.2(a)(x) of the Disclosure Schedule; and

(xi)	the matters listed in Section 8.2(a)(xi) of the Disclosure Schedule.

The Shareholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Company or Parent with respect to any Loss claimed by a Parent Indemnified Party.

(b) Nothing in this Agreement shall limit the right of Parent, Sub or any other Parent Indemnified Party to pursue remedies under any Related Agreement against the parties thereto. Parent shall have the right to withhold and deduct any sum that may be owed by any Shareholder or Participating Optionholder under this Article VIII from any amount (other than wages or other employment compensation paid in the ordinary course, if applicable) otherwise payable by Parent to such Shareholder or Participating Optionholder if such withholding or deduction is otherwise in accordance with this Agreement.

(c) Notwithstanding anything to the contrary herein, no Shareholder or Participating Optionholder shall be liable to Parent or Sub for any breach by another Shareholder of any of the representations and warranties of such other Shareholder under Article III hereof, or for such other Shareholder’s fraud or willful or intentional misrepresentation (except as otherwise provided in Section 8.1(c) hereof) or for the breach of any covenant of another Shareholder.

8.3 Limitations on Shareholder Indemnification; Remedies

(a) Except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant contained in this Agreement, and except in respect of claims for breaches or inaccuracies of the Special Representations and Warranties, claims against the Escrow Fund, which shall be on a several basis and based on the Pro Rata Portion, shall be the Parent Indemnified Parties’ sole remedy for indemnity claims under Sections 8.2(a)(i) and 8.2(a)(xi). Claims firstly against the Escrow Fund and secondly against the Special Escrow Fund, which shall be on a several basis and based on the Pro Rata Portion, shall be the Parent Indemnified Parties’ sole remedy for indemnity claims for Losses in respect of matters set forth in Section 8.2(a)(x) of the Disclosure Schedule. Notwithstanding the foregoing, the first recourse of Parent or Sub for claims of indemnity pursuant to Sections 8.2(a)(ii) to 8.2(a)(xi) shall be to offset any such proven and completed Losses relating to such claims from amounts due and payable to the Indemnifying Parties pursuant to Section 1.5 hereof on a Pro Rata Portion basis if the breach is a breach of the representations and warranties under Article II.

(b) Except in respect of claims for breaches or inaccuracies of the representations and warranties contained in Section 3.4 (Authority) and Section 3.1 (Ownership of Company Shares) made by a Shareholder on its own account, the liability of each Shareholder and Participating Optionholder pursuant to Section 8.2 shall be limited to a dollar amount equal to the aggregate proceeds received by such Shareholder or Participating Optionholder pursuant to this Agreement (including such Shareholder’s or Participating Optionholder’s Pro Rata Portion of the Escrow Amount, any Parent Common Stock and Parent Options issued or granted to such Shareholder or Participating Optionholder and any portion of the Vested Option Consideration paid to such Shareholder or Participating Optionholder); provided, however, that notwithstanding anything to the contrary herein, the liability of each Shareholder and Participating Optionholder pursuant to Section 8.2 in respect of claims for breaches or inaccuracies of the representations and warranties contained in Section 2.12 (Tax Matters) shall be limited to a dollar amount equal to 50% of the aggregate proceeds received by such Shareholder or Participating Optionholder pursuant to this Agreement (including such Shareholder’s or Participating Optionholder’s Pro Rata Portion of the Escrow Amount, any Parent Common Stock and Parent Options issued or granted to such Shareholder or Participating Optionholder and any portion of the Vested Option Consideration paid to such Shareholder or Participating Optionholder); provided further, notwithstanding anything to the contrary herein, the liability of any Indemnifying Party for fraud or willful or intentional misrepresentation by such Indemnifying Party or by the Company where the Indemnifying Party was a member of the Knowledge Group who had actual knowledge of such fraud or willful or intentional misrepresentation by the Company, shall be (i) with respect to the Shareholder member(s) of the Knowledge Group (if any) who had such actual knowledge, unlimited, and (ii) with respect to every other Shareholder and Participating Optionholder, limited to the Pro Rata Portion of the proceeds received by such Shareholder or Participating Optionholder under this Agreement. Notwithstanding the foregoing, none of the provisions set forth in this Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or in equity based on any other Person’s actual (and not implied or deemed by operation of this Agreement) fraud, willful or intentional misrepresentation under this Agreement, nor will any such provisions limit, or be deemed to limit any Party’s such right or remedy.

(c) Subject to the limitations set forth in Sections 8.3(a) and 8.3(b), in the case of any claim which is permitted to be made outside the Escrow Fund, except for greater certainty for claims for breaches of Article III hereof by a Shareholder (which shall be made solely against that Shareholder) Parent and Sub shall be required to bring such claim against all of the Shareholders and Participating Optionholders, and each Shareholder and Participating Optionholder shall be liable for its Pro Rata Portion of the total liability owed to the Parent Indemnified Parties in respect of such a claim.

(d) Notwithstanding any other provision of this Agreement to the contrary, except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant and except as set forth in Section 8.3(e), a Parent Indemnified Party may not recover any Losses under Section 8.2(a)(i) hereof, including, for greater certainty, claims for Losses relating to Section 2.15 (Intellectual Property), or any Losses in respect of matters set forth in Section 8.2(a)(x) of the Disclosure Schedule, unless and until one or more proven and completed Losses in respect of claims made under either Section 8.2(a)(i) or 8.2(a)(x) hereof (or Losses agreed to between the Parent and the Shareholder Representative) collectively are in excess of $975,000 in the aggregate (the “Threshold Amount”) in which case the Parent Indemnified Party shall be entitled to recover all Losses so identified in excess of $500,000, which amount shall be for the account of Parent and Sub (the “Deductible Amount”).

(e) Notwithstanding the foregoing, a Parent Indemnified Party shall be entitled to recover for, and the Threshold Amount and Deductible Amount shall not apply to, any and all claims or payments made with respect to all Losses (i) incurred pursuant to Sections 8.2(a)(ii) to 8.2(a)(xi), other than 8.2(a)(x), or (ii) resulting from any breach or inaccuracy of any of the Special Representations and Warranties.

(f) Notwithstanding anything to the contrary herein, with respect to any indemnification claim brought under Section 6.20 hereof, the provisions of such Section 6.20 shall govern and the provisions of this Article VIII shall not apply to such claim.

(g) Nothing in this Article VIII shall limit the liability of the Company, the Shareholders or the Participating Optionholders for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Transaction does not close as a result of the termination of this Agreement by Parent as a result of such breach by the Company, the Shareholders or the Participating Optionholders.

(h) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Parent Indemnified Party may bring a claim for indemnification for any Loss under this Article VIII notwithstanding the fact that such Parent Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(i) Notwithstanding anything to the contrary herein, where any claim for a Loss is proposed to be made by Parent or Sub against the Shareholders and Participating Optionholders under this Article VIII regarding any representation or warranty made herein relating to the Subsidiary, (i) the Parent and Sub shall have first exhausted their recourse against the escrow fund created under the Subsidiary Agreement, if such recourse is available under the terms of the Subsidiary Acquisition Agreement, and (ii) may thereafter proceed with a claim for such Loss (or the balance thereof after any recovery from the aforementioned escrow fund) against the Shareholders and Participating Optionholders for such Loss or the balance thereof (if such a claim is otherwise a valid claim hereunder), provided that the Parent and Sub will thereupon be deemed to have subrogated their rights of action against the former shareholders of the Subsidiary in respect of such claim in favour of the Shareholders and Optionholders (as represented by the Shareholder Representative).

8.4 Parent Indemnification.

(a) Subject to Section 8.5, Parent agrees to indemnify and hold harmless each Shareholder and their respective officers, directors, affiliates, employees, agents and representatives, (the “Shareholder Indemnified Parties”) against all Losses incurred or sustained by such Shareholder Indemnified Parties , directly or indirectly, as a result of:

(i)	any breach or inaccuracy of a representation or warranty of Parent or Sub contained in Article IV of this Agreement or the certificate to be delivered pursuant to Section 7.3(c) (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss, no effect will be given to any qualification as to “materiality” or a “Parent Material Adverse Effect” contained therein),

(ii)	any failure by Parent or Sub to perform or comply with any covenant applicable to either of them contained in this Agreement, or

(iii)	any fraud or wilful or intentional misrepresentation of Parent or Sub or any wilful breach of any representation, warranty or covenant of Parent or Sub contained in this Agreement or the certificate to be delivered pursuant to Section 7.3(c).

Parent shall not have any right of contribution, indemnification or right of advancement from any Shareholder with respect to any Loss claimed by such Shareholder.

(b) Nothing in this Agreement shall limit the right of the Shareholders to pursue remedies under any Related Agreement against the parties thereto.

8.5 Limitations on Parent Indemnification; Remedies

(a) Except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant contained in this Agreement, the aggregate liability of Parent pursuant to Section 8.4 shall be limited to an amount equal to the Escrow Amount. For the avoidance of doubt, the limitations set forth in this Section 8.5 shall not apply to claims for indemnity pursuant to clauses (ii) and (iii) of Section 8.4(a) hereof.

(b) Notwithstanding any other provision of this Agreement to the contrary, except in the case of fraud or wilful or intentional misrepresentation in respect of any representation, warranty or covenant or in the event of a failure to pay any portion of the Total Share Consideration or any other amount payable by Parent or Sub to the Shareholders and Participating Optionholders hereunder when due, and except as set forth in Section 8.5(c), a Shareholder may not recover any Losses incurred or sustained by such Shareholder under Section 8.4(a)(i) hereof unless and until one or more proven and completed Losses under Section 8.4(a)(i) hereof are in excess of the Threshold Amount in the aggregate has or have been delivered to Parent, in which case the Shareholder shall be entitled to recover all Losses incurred or sustained by such Shareholder so identified in excess of the Deductible Amount.

(c) Notwithstanding the foregoing, a Shareholder shall be entitled to recover for, and the Threshold Amount and Deductible Amount shall not apply to, any and all claims or payments made with respect to all Losses incurred or sustained by such Shareholder pursuant to clauses (ii) and (iii) of Section 8.4(a) hereof.

(d) Nothing in this Article VIII shall limit the liability of Parent or Sub for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Transaction does not close as a result of the termination of this Agreement by the Company or the Shareholder Representative as a result of such breach by Parent or Sub.

(e) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Shareholder may bring a claim for indemnification for any Loss under this Article VIII incurred or sustained by such Shareholder notwithstanding the fact that such Shareholder had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

8.6 Third Party Claims; Direct Claims for Indemnification; Arbitration.

(a) Third Party Claim Indemnification Procedures.

(i)

If any written claim or demand for which an Indemnifying Party may be reasonably expected to have liability to any Indemnified Party hereunder, is asserted against or sought to be collected from any Indemnified Party by a third party, including a Government Entity (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder or a Participating Optionholder (each a “Shareholder Indemnifying Party”) and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) in writing of such Third Party Claim (a “Third Party Claim Notice,” collectively with Direct Claim Notices,

“Claim Notices”); provided, however, that the failure to give a timely Third Party Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim or the quantum of such Third Party Claim (including all interest and other penalties which may accrue as a result of such delay). A Third Party Claim Notice shall contain a brief summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and a copy of any correspondence or notice received from the relevant third party and a statement that the Indemnified Party seeks indemnification for Losses relating to such Third Party Claim.

(ii)	In the event of a Third Party Claim against an Indemnified Party, the Indemnifying Party, or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative, shall be entitled on behalf of the Shareholder Indemnifying Parties (or in the event indemnification is being sought hereunder directly from a Shareholder Indemnifying Party, such Shareholder Indemnifying Party shall be entitled), at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such Third Party Claim; provided, however, that except with the consent of the Indemnifying Parties, or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from a Shareholder Indemnifying Party, such Shareholder Indemnifying Party), no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the Parent Indemnified Party in defense of such Third Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. In the event that the Shareholder Representative (or, in the event indemnification is being sought hereunder directly from a Shareholder Indemnifying Party, such Shareholder Indemnifying Party) has consented to any such settlement, the Shareholder Indemnifying Parties shall have no power or authority to object under any provision of this Article VIII to the amount of any Third Party Claim by Parent against the Special Escrow Fund, the Escrow Fund, or against the Shareholder Indemnifying Parties directly, as the case may be, with respect to such settlement.

(b) Direct Claim Indemnification Procedures.

(i)

If an Indemnified Party wishes to make a claim for indemnification hereunder for Losses that do not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify each Indemnifying Party from whom indemnification is sought (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such

Shareholder Indemnifying Party) in writing of such Direct Claim (a “Direct Claim Notice”), including a brief summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim. The Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) shall have a period of 30 days within which to investigate and respond to such Direct Claim and the Indemnified Party shall reasonably cooperate with such investigation and response.

(ii)	If the Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) accepts a Direct Claim or does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim and to have conclusively acknowledged its obligation to indemnify the Indemnified Party with respect to all Losses imposed on, sustained, incurred or suffered by, or asserted against the Indemnified Party in respect of such Direct Claim. If the Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) accepts or is deemed to accept the Direct Claim within 30 days after the date of such acceptance, it shall pay (or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative shall instruct the Escrow Agent to pay) the amount of Losses (if any) specified in the Direct Claim Notice for which the Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) has accepted indemnification at that time (which amount shall not be conclusive of the final amount of such Direct Claim).

(iii)	A Claim Notice shall state the estimated amount of Losses (which estimate shall not be conclusive of the final amount of such claim) that the Indemnified Party believes it has sustained, incurred or suffered or reasonably anticipates to sustain, incur or suffer with respect to any Third Party Claim or Direct Claim and identify the representations and warranties contained herein that the Indemnified Party believes were breached or otherwise identify the basis upon which the Indemnified Party believes that it is entitled to indemnification (which basis shall not be conclusive of the final determination of liability for indemnification).

(c) Resolution of Conflicts; Arbitration.

(i)

In the event that the Indemnifying Party (or the Shareholder Representative, where the Indemnifying Party is a Shareholder Indemnifying Party and indemnification is not being sought hereunder directly from such Shareholder Indemnifying Party) shall object to any claim or claims in respect of Losses made in any Direct Claim, within 30 days after delivery of such claim by delivery of a written objection notice (an “Objection Notice”), the Indemnifying Party or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or such objecting Shareholder Indemnifying Party) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party, or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or such objecting Shareholder Indemnifying Party) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Special Escrow Fund or the Escrow Fund, shall be furnished to the Escrow Agent.

(ii)	If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either an Indemnifying Party or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or the objecting Shareholder Indemnifying Party) or an Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to the parties. In the event that, within 30 days after submission of any dispute to arbitration, the Indemnifying Party or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or the objecting Shareholder Indemnifying Party) and the Indemnified Party cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30 day period, the Indemnifying Party or, where the Indemnifying Party is a Shareholder Indemnifying Party, the Shareholder Representative (or the objecting Shareholder Indemnifying Party) and the Indemnified Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(iii)

Any such arbitration shall be held in the state of Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any disputed claim in any Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Special Escrow Fund or the Escrow Fund, as the case may be, in accordance with, the terms of such award, judgment, decree or order as applicable. Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Special Escrow Fund or the Escrow Fund, as applicable.

(iv)	Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Except as set forth in Section 8.6(c)(v) hereof, the forgoing arbitration provision shall apply to any dispute among any Shareholders, Parent, any other Parent Indemnified Party, the Shareholder Representative and any Shareholder Indemnifying Party under this Article VIII hereof, whether relating to claims upon the Special Escrow Fund or the Escrow Fund or to the other indemnification obligations set forth in this Article VIII.

(v)	This Section 8.6(c) shall not apply to claims against the Escrow Fund made in respect of the calculation of Excess Liabilities. Claims against the Escrow Fund made in respect of any Excess Liabilities shall be resolved pursuant to the procedures in Section 8.8 hereof.

(d) Adjustments to Losses.

(i)	Insurance. In calculating the amount of any Losses, the proceeds actually received by an Indemnified Party or any of its affiliates under any insurance policy relating to the Third Party Claim or the Direct Claim, net of any actual costs, expenses or premium increases incurred in connection with securing or obtaining such proceeds, shall be deducted from such Losses. The Indemnifying Party shall be entitled to be subrogated to any rights of an Indemnified Party. Notwithstanding the foregoing, the Indemnified Parties shall have no obligation to assert any rights or make any claim or demand under any insurance policy relating to any Third Party Claim or Direct Claim or any occurrence, claim or Losses that results in or would reasonably be expected to result in a payment by or on behalf of an Indemnifying Party under this Article VIII.

(ii)

Taxes. In calculating the amount of any Losses, any tax benefits which are received by an Indemnified Party that are directly attributable to such Losses (other than such tax benefits to the Company as are entitled to be received by, and are remitted to, the Shareholders hereunder) shall be deducted from such Losses provided that the adjustment provided for in this Section 8.6(d)(ii) shall only apply so long as the

Company (and or the Sub if the Sub is the successor to the Company) continues to file separate Canadian tax returns.

(e) Reimbursement. If an Indemnified Party or any of its affiliates recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party (or, if the Indemnifying Party is a Shareholder or Participating Optionholder, and if the escrow is still in effect, the Escrow Agent) the amount recovered from the third party, up to a maximum amount equal to the amount paid by the Indemnifying Party pursuant to this Article VIII in respect of such Losses (or, if the Indemnifying Party is a Shareholder or Participating Optionholder, any amount paid by the Escrow Agent pursuant to the Escrow Agreement), less any actual costs or expenses incurred by the Indemnified Party in connection with securing or obtaining such amount from the third party.

8.7 Shareholder Representative

(a) By virtue of the approval of the Transaction and this Agreement by the Shareholders and the Participating Optionholders, each of the Shareholders and Participating Optionholders shall be deemed to have agreed to irrevocably appoint Summerhill Venture Partners Inc. and its agent as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Shareholders and Participating Optionholders, to receive and distribute payments, to give and receive notices and communications, to enter into any agreement for and on behalf of the Shareholders and Participating Optionholders contemplated under this Agreement, to authorize payment to any Parent Indemnified Party from the Special Escrow Fund or the Escrow Fund in satisfaction of claims by any Parent Indemnified Party, to object to such payments, to make any claims for indemnification for Losses on behalf of any Shareholder or Participating Optionholder, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any claim by any Parent Indemnified Party against any Shareholder or Participating Optionholder, by any such Shareholder or Participating Optionholder against any Parent Indemnified Party, or by any Shareholder or Participating Optionholder against Parent, or any dispute between any Parent Indemnified Party and any Shareholder or Participating Optionholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Shareholders or Participating Optionholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Shareholder Representative may not be removed unless Shareholders and Participating Optionholders who together hold a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b) A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.3 and Section 9.4 hereof, shall constitute a decision of the Shareholders and Participating Optionholders and shall be final, binding and conclusive upon the Shareholders and Participating Optionholders, and Parent and Sub may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders and Participating Optionholders. Each of Parent and Sub is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(c) The Shareholder Representative may rely and act upon any statement, report or opinion prepared by or any advice received from the auditors, counsel or other professional advisors of the Shareholder Representative or the Company. Absent fraud, gross negligence or wilful misconduct, the Shareholder Representative shall not be responsible or held liable for any loss or damage resulting from so relying or from acting in accordance with this Agreement as the Shareholder Representative. Each Shareholder and Participating Optionholder agrees (i) to jointly and severally indemnify and hold harmless the Shareholder Representative and its officers, directors and security holders from and against any and all losses, claims, damages, costs, expenses (including, without limitation, legal fees and expenses on a full indemnity basis) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities being the “Indemnified Liabilities”) to which Shareholder Representative may become subject, insofar as such Indemnified Liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from its acting as Shareholder Representative hereunder and (ii) to reimburse the Shareholder Representative and its officers, directors and security holders upon demand for all legal or other expenses, if any, incurred in connection with its acting as Shareholder Representative, other than in the case of fraud, gross negligence or wilful misconduct, provided that the Shareholders Representative has acted in compliance with this Agreement.

(d) Each Shareholder and Participating Optionholder hereby unconditionally and irrevocably directs the Parent to deposit its Pro Rata Portion, as indicated on the Spreadsheet, of the Expense Account in a trust account with LaBarge Weinstein Professional Corporation to be held in trust for the benefit of the Shareholders and the Participating Optionholders. The Expense Amount shall be used by the Shareholder Representative in its discretion to fund expenses incurred by Shareholder Representative on behalf of the Shareholders and Participating Optionholders in accordance with the terms of this Agreement and the Escrow Agreement.

8.8 Adjustment to Consideration

(a) Within 45 days following the Closing Date, Parent may, at its election, cause to be prepared and delivered to the Shareholder Representative an unaudited balance sheet of the Company as of the Closing Date (the “Adjusted Balance Sheet”). The Adjusted Balance Sheet will be prepared in accordance with GAAP consistently applied on a basis consistent with the Financials. In the event that, pursuant to the terms of this Section 8.8(a), it is determined that the amount equal to (i) the absolute value of the Company’s total current assets (as defined by and as determined in accordance with GAAP but excluding unrestricted cash and cash equivalents) at the Closing Date as reflected on the Adjusted Balance Sheet minus (ii) the absolute value of the Company’s total current liabilities (as defined by and as determined in accordance with GAAP but excluding deferred revenue) at the Closing Date as reflected on the Adjusted Balance Sheet (collectively, the “Net Assets at Closing”) plus (iii) the Balance Sheet Adjustment Amount is a number less than the Balance Sheet Target, then an amount equal to such difference (“Excess Liabilities”) shall be paid to Parent and shall not be limited by the Threshold Amount or the Deductible Amount. Parent shall have the right to require that the Excess Liabilities be paid to it from (x) the Escrow Fund or (y) the Shareholders and Participating Optionholders based on their respective Pro Rata Portion. For purposes of this calculation, Third Party Expenses shall not be considered as part of total current liabilities. Following delivery by Parent to the Shareholder Representative of the Adjusted Balance Sheet, Parent shall give the Shareholder Representative reasonable access during Parent’s regular California business hours to those books and records of the Company in the possession or control of Parent and any personnel which relate to the preparation of the Adjusted Balance Sheet for purposes of resolving any disputes concerning the Adjusted Balance Sheet and the calculation of Net Assets at Closing.

(b) The Shareholder Representative shall have 15 days following delivery of the Adjusted Balance Sheet during which to notify Parent in writing (the “Notice of Objection”) of any good faith objections to the calculation of Net Assets at Closing or the Adjusted Balance Sheet, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection. If the Shareholder Representative objects to the Adjusted Balance Sheet or Parent’s calculation of Net Assets at Closing as reflected thereon, Parent and the Shareholder Representative shall attempt to resolve any such objections within 15 days of the receipt by Parent of the Notice of Objection.

(c) If Parent and the Shareholder Representative are unable to resolve any such dispute within the 15 day period following receipt of the Notice of Objection referred to in Section 8.8(b) hereof, Parent and the Shareholder Representative shall submit the dispute to a partner in the audit practice of any nationally recognized accounting firm that is mutually agreeable to both parties (the “Independent Accounting Firm”). Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties, (iii) not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party and (iv) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision. In the event that Parent and the Shareholder Representative submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems appropriate. 50% of any expenses relating to the engagement of the Independent Accounting Firm (“Independent Accounting Firm Expenses”) shall be paid by Parent and 50% of such expenses shall be paid by the Shareholder Representative; provided, however, that in the event the Shareholder Representative fails to timely pay its 50% of the Independent Accounting Firm Expenses, the parties agree that Parent may at its option pay such 50% of the Independent Accounting Firm Expenses and recover such amount from the Escrow Fund.

(d) If the Shareholder Representative does not deliver a Notice of Objection in accordance with Section 8.8(b) hereof (i.e., within a 15 day period), the Adjusted Balance Sheet (together with Parent’s calculation of Net Assets at Closing reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Representative delivers a Notice of Objection in accordance with the provisions above and Parent and the Shareholder Representative are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheet, together with Parent’s calculation of Net Assets at Closing reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that the Shareholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Parent and the Shareholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties, and the Adjusted Balance Sheet, together with Parent’s calculation of Net Assets at Closing reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement. Subject to the foregoing provisions, the calculation of Net Assets at Closing reflected on any such Adjusted Balance Sheet shall be conclusive and binding on all of the parties to this Agreement for purposes of this Section 8.8, no further adjustments shall be made thereto and none of Parent, the Shareholder Representative or the Shareholders shall have any further right to challenge such calculation of Net Assets at Closing.

8.9 Tax Consequences of Indemnification Payments. Any payments made to a Parent Indemnified Party or a Shareholder pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the Adjusted Share Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.10 One Recovery. Any Indemnified Party shall not be entitled to double recovery for any adjustments to consideration provided for hereunder or Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

8.11 Duty to Mitigate. Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Losses which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, agreement or covenant of the Indemnifying Party under this Agreement.

8.12 Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that Losses shall not include any punitive damages.

8.13 Exclusive Remedy. Except in the case of a claim for fraud or willful or intentional misrepresentation or where a Party is seeking injunctive or other equitable relief in respect of a matter arising under this Agreement, the remedies expressly provided in this Article VIII shall constitute the sole and exclusive basis for and means of recourse of the Sub and the Parent, on the one hand, and the Shareholders, on the other hand, and their respective Indemnified Parties with respect to the subject matter of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2 hereof, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a) by mutual agreement of all the Shareholders and Parent;

(b) by Parent or any Shareholder or Shareholders owning individually or in the aggregate 50% of the Company Shares, if the Closing Date shall not have occurred by May 31, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by Parent if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Transaction illegal.

(d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Entity, which would require an Action of Divestiture;

(e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Shareholders contained in this Agreement such that the conditions set forth in Section 7.2(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company and the applicable Shareholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by any Shareholder or Shareholders owning individually or in the aggregate 50% of the Company Shares, if none of the Company, any of its Subsidiaries or any of the Shareholders is in breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Shareholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination (to the extent that any such breach gave rise to such termination of this Agreement by the non-breaching party); and provided further, however, that, the provisions of Sections 6.2 (Confidentiality), 6.3 (Public Disclosure) and 6.22 (Expenses) hereof, Article X (General Provisions) hereof and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Shareholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Currency. All references to currency herein are to lawful money of the United States unless otherwise indicated.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement such as Section 5.3, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) if to Parent or Sub or the Company after the Closing, to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: Senior Vice President, Corporate Development and Strategy

Facsimile: (415) 358-8051

with a copy to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: General Counsel

Facsimile: (415) 536-4616

(b) if to the Company prior to the Closing to:

Radian6 Technologies Inc.

30 Knowledge Park Drive

2nd Floor

Fredericton, NB

E3C 2R2

Attention:	President
Facsimile:	(506) 452-2938

with a copy to:

LaBarge Weinstein Professional Corporation

515 Legget Drive, Suite 800

Ottawa, Ontario

Canada K2K 3G4

Attention: Michael Dunleavy

Facsimile No.: (613) 599-0018

(c) if to the Shareholder Representative to:

c/o Summerhill Venture Partners

21 St. Clair Avenue East, Suite 1400

Toronto, ON M4T 1L8

Attention: Mr. Joe Catalfamo

Facsimile: (416) 585-9749

with a copy to:

LaBarge Weinstein Professional Corporation

515 Legget Drive, Suite 800

Ottawa, Ontario

Canada K2K 3G4

Attention: Michael Dunleavy

Facsimile No.: (613) 599-0018

(d) if to any Shareholder, to the address shown on Schedule 10.2(d) hereof.

10.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto listed in Section 10.5 of the Disclosure Schedule or otherwise referenced herein (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to any of its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.6(c) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Sub, the Company, the Shareholders and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.

SALESFORCE.COM INC.

By:	/s/ John Somorjai
Name:	John Somorjai
Title:	SVP, Corporate Development

RADIAN6 TECHNOLOGIES INC.

By:	/s/ Marcel LeBrun
Name:	Marcel LeBrun
Title:	Chief Executive Officer

SALESFORCE.COM CANADA CORPORATION

By:	/s/ Rafe Brown
Name:	Rafe Brown
Title:	SVP, Treasury and Tax

RADIAN6 TECHNOLOGIES INC., in its capacity as attorney for and on behalf of the Participating Optionholders named in the Spreadsheet

By:	/s/ Marcel LeBrun
Name:	Marcel LeBrun
Title:	Chief Executive Officer

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

SHAREHOLDER REPRESENTATIVE: SUMMERHILL VENTURES I LP, by its general partner SUMMERHILL VENTURE PARTNERS LP, by its general partner, SUMMERHILL VENTURE PARTNERS INC.

By:	/s/ Joe Catalfamo
Name:	Joe Catalfamo
Title:	Managing Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

WINDIGO CONSULTING INC.

/s/ Chris Newton	By:	/s/ Gerald Pond
Chris Newton		Name: Gerald Pond
Title: President

NEW BRUNSWICK INNOVATION FOUNDATION

/s/ Marcel LeBrun	By:	/s/ Robert Hatheway
Marcel LeBrun		Name: Robert Hatheway
Title: Chair

	By:	/s/ Scott Henderson
Name: Scott Henderson
Title: Investment Analyst

JUSTASON CONSULTING INC.

/s/ John Rocca	By:	/s/ Robert Justason
John Rocca		Name: Robert Justason
Title: President

MARINER PARTNERS INC.

/s/ David Alston	By:	/s/ Robert Justason
David Alston		Name: Robert Justason
Title: Chief Operating Officer

DCS 70 INC.

/s/ Chris Ramsey	By:	/s/ Marc Savoie
Chris Ramsey		Name: Marc Savoie
Title: President / Secretary

/s/ Andrew Justason		/s/ Gerald L. Pond
Andrew Justason		Gerald L. Pond

/s/ Robert Justason		/s/ Joel Levesque
Robert Justason		Joel Levesque

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

	SUMMERHILL VENTURES I LP, by its general partner, SUMMERHILL VENTURE PARTNERS LP, by its general partner, SUMMERHILL VENTURE PARTNERS INC.		BRIGHTSPARK VENTURES II, LP, by its general partner, BRIGHTSPARK VENTURES PARTNERSHIP LP, by its general partner, BRIGHTSPARK CANADA LTD.

By:	/s/ Joe Catalfamo	By:	/s/ Sophie Forest
	Name: Joe Catalfamo		Name: Sophie Forest
	Title: Managing Director		Title: Managing Partner

BDC CAPITAL INC.

By:	/s/ Glenn Egan
Name: Glenn Egan
Title: Vice President ICT, BDC Venture Capital

By:	/s/ Ronald E. Warburton
Name: Ronald E. Warburton
Title: Managing Director, BDC Venture Capital

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT